SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☐	Soliciting Material Pursuant to Section 240.14a-12
AMERISTAR CASINOS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL NO. 2 -- 2009 STOCK INCENTIVE PLAN
EXECUTIVE COMPENSATION
REPORT OF AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TRANSACTIONS WITH RELATED PERSONS
FORM 10-K
FUTURE STOCKHOLDER PROPOSALS
OTHER MATTERS

AMERISTAR CASINOS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 3, 2009

To the Stockholders of Ameristar Casinos, Inc.

Our 2009 Annual Meeting of Stockholders will be held at 8:00 a.m. (local time) on Wednesday, June 3, 2009, at Ameristar Casino Hotel East Chicago, 777 Ameristar Boulevard, East Chicago, Indiana 46312, for the following purposes:

1.	To elect two Class B Directors to serve for a three-year term;

2.	To approve our 2009 Stock Incentive Plan; and

3.	To transact any other business that may properly come before the meeting or any adjournments or postponements thereof.

A proxy statement containing information for stockholders is annexed hereto and a copy of our 2008 Annual Report is enclosed herewith.

Our Board of Directors has fixed the close of business on May 1, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please date and sign the accompanying proxy card and return it promptly in the envelope enclosed for that purpose.

By order of the Board of Directors

Ray H. Neilsen	Gordon R. Kanofsky
Chairman of the Board	Chief Executive Officer and Vice Chairman

Las Vegas, Nevada
April 29, 2009

AMERISTAR CASINOS, INC.
3773 Howard Hughes Parkway
Suite 490 South
Las Vegas, Nevada 89169
(702) 567-7000

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ameristar Casinos, Inc., a Nevada corporation (“we,” “Ameristar” or the “Company”), for use only at our 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m. (local time) on Wednesday, June 3, 2009, at Ameristar Casino Hotel East Chicago, 777 Ameristar Boulevard, East Chicago, Indiana 46312, or any adjournments or postponements thereof. We anticipate that this proxy statement and accompanying proxy card will first be mailed to stockholders on or about May 4, 2009.

You may not vote your shares unless the signed proxy card is returned or you make other specific arrangements to have the shares represented at the Annual Meeting. Any stockholder of record giving a proxy may revoke it at any time before it is voted by filing with the Secretary of Ameristar a notice in writing revoking it, by executing a proxy bearing a later date or by attending the Annual Meeting and expressing a desire to revoke the proxy and vote the shares in person. If your shares are held in “street name” you should consult with your broker or other nominee concerning procedures for revocation. Subject to any revocation, all shares represented by a properly executed proxy card will be voted as you direct on the proxy card. If no choice is specified, proxies will be voted “FOR” the election as Directors of the persons nominated by our Board of Directors and “FOR” the approval of the 2009 Stock Incentive Plan.

In addition to soliciting proxies by mail, Ameristar officers, Directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. We will bear the total cost of solicitation of proxies. Although there are no formal agreements to do so, we anticipate that we will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding any proxy soliciting materials to their principals.

Only stockholders of record at the close of business on May 1, 2009 are entitled to receive notice of and to vote at the Annual Meeting. As of March 31, 2009, we had 57,378,184 shares of Common Stock outstanding, which constituted all of our outstanding voting securities. Each share outstanding on the record date is entitled to one vote on each matter. A majority of the shares of Common Stock outstanding on the record date and represented at the Annual Meeting in person or by proxy will constitute a quorum for the transaction of business.

Directors are elected by a plurality of votes cast. You may not cumulate your votes in the election of Directors. Under Nevada law, the affirmative vote of a majority of the votes actually cast on the proposal to approve the 2009 Stock Incentive Plan, and generally on any other proposal that may be presented at the Annual Meeting, will constitute the approval of the stockholders. With respect to the approval of the 2009 Stock Incentive Plan, this approval will satisfy the requirements of The Nasdaq Stock Market, Inc. for the continued designation of the Common Stock as a Global Select Market Security, as well as the requirements of Section 162(m) of the Internal Revenue Code (the “Code”) applicable to the deductibility of certain compensation paid to executive officers.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal or matter, and so notifies us, because the nominee does not have discretionary voting power with respect to that proposal or matter and has not received voting instructions from the beneficial owner. Abstentions and broker “non-votes” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted in any of the matters being voted upon at the Annual Meeting. Thus, abstentions and broker “non-votes” will have no effect on the election of Directors or the vote on the proposal to approve the 2009 Stock Incentive Plan.

The Estate of Craig H. Neilsen, our former Chairman of the Board, Chief Executive Officer and majority stockholder (the “Neilsen Estate”), owns 31,528,400 shares of our Common Stock, which represented approximately 55% of our voting power as of March 31, 2009. Ray H. Neilsen and Gordon R. Kanofsky, who are Directors and executive officers of Ameristar and the co-executors of the Neilsen Estate, have advised us that they intend to vote all the shares held by the Neilsen Estate “FOR” the election as Directors of the persons nominated by the Board of Directors and the approval of the 2009 Stock Incentive Plan. The Neilsen Estate’s vote by itself will be sufficient to cause the election of the Directors nominated by the Board of Directors and the approval of the 2009 Stock Incentive Plan.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 3, 2009

The Notice of Annual Meeting of Stockholders, this proxy statement and accompanying proxy card and our 2008 Annual Report to stockholders are also available on our website at www.ameristar.com/investors. You will not be able to vote your proxy on the Internet.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information Concerning the Nominees

Our Articles of Incorporation provide that the Board of Directors shall be classified, with respect to the time for which the Directors hold office, into three classes, as nearly equal in number as possible as the total number of Directors constituting the entire Board of Directors permits. The Board of Directors is authorized to fix the number of Directors from time to time at not less than three and not more than 15. The authorized number of Directors is currently fixed at eight. Of the eight incumbent Directors, two are Class B Directors whose terms are expiring at the Annual Meeting and whom our Board of Directors has nominated for re-election as described below. Biographical information concerning the nominees and our other Directors is set forth under the caption “Directors and Executive Officers.” See “Security Ownership of Certain Beneficial Owners and Management” for information regarding each such person’s holdings of Common Stock.

The Board of Directors has nominated each of the incumbent Class B Directors, Leslie Nathanson Juris and Thomas M. Steinbauer, to be elected for a term expiring at the 2012 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

The Board of Directors has no reason to believe that its nominees will be unable or unwilling to serve if elected. However, should these nominees become unable or unwilling to accept nomination or election, the persons named as proxies will vote instead for such other persons as the Board of Directors may recommend.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the above-named nominees as Directors.

Directors and Executive Officers

The following sets forth information as of April 15, 2009 with regard to each of our Directors and executive officers. The terms of office of the Class A, B and C Directors expire in 2011, 2009 and 2010, respectively.

Name	Age	Position

Ray H. Neilsen	45	Chairman of the Board and Class A Director
Gordon R. Kanofsky	53	Chief Executive Officer, Vice Chairman of the Board and Class C Director
Larry A. Hodges	60	President, Chief Operating Officer and Class A Director
Thomas M. Steinbauer	58	Senior Vice President of Finance, Chief Financial Officer, Treasurer, Secretary and Class B Director
Peter C. Walsh	52	Senior Vice President, General Counsel and Chief Administrative Officer
Carl Brooks*†	59	Class C Director
Luther P. Cochrane*†	60	Class A Director
Leslie Nathanson Juris†	62	Class B Director
J. William Richardson*	61	Class C Director

*	Member of the Audit Committee.

†	Member of the Compensation Committee.

Mr. Neilsen has been Chairman of the Board since May 2008. He was Senior Vice President of the Company from January 2007 to May 2008 and Co-Chairman of the Board from November 2006 to May 2008. He was Vice President of Operations and Special Projects of the Company from February 2006 to January 2007. Mr. Neilsen was Senior Vice President and General Manager of Ameristar Vicksburg from June 2000 to February 2006 and Senior Vice President and General Manager of Ameristar Council Bluffs from October 1997 to January 2000. Mr. Neilsen has held other management positions with Ameristar or its subsidiaries since 1991. He is co-executor of the Neilsen Estate, and he serves as co-trustee and a member of the board of directors of The Craig H. Neilsen Foundation (the “Neilsen Foundation”), a private charitable foundation that is primarily dedicated to spinal cord injury research and treatment, and has been actively involved as an advisory board member of the Neilsen Foundation since its inception in 2003. Mr. Neilsen serves on the board of directors of Vicksburg Riverfest. He holds a Bachelor of Science degree in History from the Albertson College of Idaho and a Master in Business Administration degree from the Monterey Institute of International Studies. Mr. Neilsen is the son of Craig H. Neilsen, Ameristar’s founder and former Chairman of the Board, Chief Executive Officer and majority stockholder.

Mr. Kanofsky joined the Company in September 1999 and has been Chief Executive Officer and Vice Chairman of the Board since May 2008. Prior to that, he was Executive Vice President since March 2002 after having initially served as Senior Vice President of Legal Affairs. He was Co-Chairman of the Board from November 2006 to May 2008. Mr. Kanofsky was in private law practice in Washington, D.C. and Los Angeles, California from 1980 to September 1999, primarily focused on corporate and securities matters. While in private practice, he represented the Company beginning in 1993. Mr. Kanofsky is co-executor of the Neilsen Estate, and he is co-trustee and a member of the board of directors of the Neilsen Foundation. He also has been actively involved as an advisory board member of the Neilsen Foundation since its inception in 2003. In addition, he serves on the board of directors of the American Gaming Association and on the Association’s Task Force on Diversity. Mr. Kanofsky has served in various volunteer capacities for the Cystic Fibrosis Foundation, including his current service as Co-Chair of the Volunteer Leadership Initiative for the Foundation’s Los Angeles office. Mr. Kanofsky is a graduate of the Duke University School of Law and holds an undergraduate degree in History from Washington University in St. Louis.

Mr. Hodges has been a Director of the Company since March 1994 and was elected President and Chief Operating Officer of the Company in May 2008. From September 2005 to May 2008, he was a Managing Director of CRG Partners Group LLC (formerly known as Corporate Revitalization Partners, LLC (“CRG”), a privately held business management firm. From July 2003 to September 2005, he was a Managing Director of RKG Osnos Partners, LLC, a privately held business management firm that merged with CRG. Mr. Hodges has more than 35 years’ experience in the retail food business. He was President and Chief Executive Officer of Mrs. Fields Original Cookies, Inc. from April 1994 to May 2003, after serving as President of Food Barn Stores, Inc. from July 1991 to March 1994. From February 1990 to October 1991, Mr. Hodges served as president of his own company, Branshan Inc., which engaged in the business of providing management consulting services to food makers and retailers. Earlier, Mr. Hodges was with American Stores Company for 25 years, where he rose to the position of President of two substantial subsidiary corporations. Mr. Hodges’ first management position was Vice President of Marketing for Alpha Beta Co., a major operator of grocery stores in the West. Mr. Hodges holds a Bachelor of Arts degree from California State University, San Bernardino and is a graduate of the Harvard Business School Program for Management Development.

Mr. Steinbauer has been Senior Vice President of Finance of the Company since 1995 and Treasurer and a Director since our inception. He was elected Secretary of the Company in June 1998 and as Chief Financial Officer in July 2003. Mr. Steinbauer has more than 30 years of experience in the gaming industry in Nevada and elsewhere. From April 1989 to January 1991, he was Vice President of Finance of Las Vegas Sands, Inc., the owner of the Sands Hotel & Casino in Las Vegas. From August 1988 to April 1989, he worked for McClaskey Enterprises as the General Manager of the Red Lion Inn & Casino, handling the day-to-day operations of seven hotel and casino properties in northern Nevada. Mr. Steinbauer was Property Controller of Bally’s Reno from 1987 to 1988. Prior to that time, he was employed for 11 years by the Hilton Corporation and rose from an auditor to be the Casino Controller of the Flamingo Hilton in Las Vegas and later the Property Controller of the Reno Hilton. Mr. Steinbauer holds Bachelor of Science degrees in Business Administration and Accounting from the University of Nebraska-Omaha.

Mr. Walsh joined the Company as Senior Vice President and General Counsel in April 2002 and was elected to the additional position of Chief Administrative Officer in May 2008. From June 2001 to April 2002, he was in private law practice in Las Vegas, Nevada. Mr. Walsh was Assistant General Counsel of MGM MIRAGE from June 2000 to June 2001, also serving as Vice President of that company from December 2000 to June 2001. He was Assistant General Counsel of Mirage Resorts, Incorporated from 1992 until its acquisition by MGM MIRAGE in May 2000. Prior to joining Mirage Resorts, he was in private law practice in Los Angeles, California from 1981 to 1992. Mr. Walsh is President and chairman of the board of directors of Ameristar Cares Foundation, Inc., the Company’s non-profit charitable foundation. Mr. Walsh is a graduate of UCLA School of Law and holds an undergraduate degree in English from Loyola Marymount University in Los Angeles.

Mr. Brooks was elected as a Director of the Company in October 2006. He has been President of The Executive Leadership Council since 2004 and Chief Executive Officer since 2001. Founded in 1986, The

Executive Leadership Council is the nation’s premier leadership organization of African-American senior executives of Fortune 500 companies. Prior to joining The Executive Leadership Council, Mr. Brooks had more than 25 years’ experience in the utility industry, including as Vice President, Human & Technical Resources of GPU Energy in Reading, Pennsylvania, one of the largest publicly traded electric utilities in the United States, and Chief Financial Officer of GENCO, a wholly owned subsidiary of GPU Energy. He serves on the Financial Services Diversity Council of Chrysler LLC and is Vice Chair of the board of directors of the Howard University School of Business and the board of advisers of Hampton Institute. Mr. Brooks holds an undergraduate degree from Hampton Institute and a Master in Business Administration degree from Southern Illinois University. He is a graduate of the Tuck Executive Program (President Program) at Dartmouth College.

Mr. Cochrane was elected as a Director of the Company in January 2006. Since June 2004, he has been Chairman and Chief Executive Officer of BE&K Building Group, Inc., a diversified commercial, hospitality, healthcare, industrial and institutional construction firm in the Southeast and Mid-Atlantic regions. From 1998 to March 2004, he was Chairman and Chief Executive Officer or Chairman of Bovis, a global real estate and construction service company that provided a full range of construction, development, capital structuring and consulting services. Bovis was acquired by Lend Lease, an Australian real estate and asset management firm, in 1999 and changed its name to Bovis Lend Lease. Mr. Cochrane has held a variety of senior executive positions within the Bovis Group, beginning in 1990 as Chairman and Chief Executive Officer of McDevitt Street Bovis and later as Chairman and Chief Executive Officer of Bovis Americas, the Bovis entity responsible for all operations in North and South America. Mr. Cochrane was formerly a senior partner in Griffin, Cochrane and Marshall in Atlanta, Georgia, a firm that specialized in real estate and construction law. He is a graduate of the University of North Carolina at Chapel Hill and the University of North Carolina School of Law at Chapel Hill.

Ms. Nathanson Juris became a Director of the Company in May 2003. She has more than 30 years of experience as a consultant in the areas of implementing strategy and managing complex organizational change. She works with executives to develop strategy, structure, succession, culture and practices to improve organizational performance. Since June 1999, she has been Managing Director or President of Nathanson/Juris Consulting, where she advises executives of both publicly and privately held companies in a broad range of industries. From 1994 to June 1999, she was Managing Partner of Roberts, Nathanson & Wolfson Consulting, Inc. (now known as RNW Consulting), a management consulting firm. She has also been a lecturer at the Kellogg School of Management at Northwestern University for more than 20 years. Ms. Nathanson Juris holds a Bachelor of Science degree from Tufts University, a Master of Arts degree specializing in management and education from Northwestern University and a Ph.D. degree specializing in organizational behavior from Northwestern University.

Mr. Richardson became a Director of the Company in July 2003. Since August 2007, he has been a member in Forterra Real Estate Advisors I, LLC, which invests in and advises with respect to the construction and acquisition of telephone call centers in the United States. Mr. Richardson has more than 30 years’ experience in the hotel industry. From February 2004 until his retirement in May 2006, Mr. Richardson was Chief Financial Officer of Interstate Hotels & Resorts, Inc. (“IHR”), the nation’s largest independent hotel management company. IHR manages more than 300 hotels for third-party owners, including REITs, institutional real estate owners and privately held companies. From 1988 to July 2002, he held several executive positions with Interstate Hotels Corporation (a predecessor of IHR), including Chief Executive Officer and most recently Vice Chairman/Chief Financial Officer. Mr. Richardson began his hotel finance career in 1970 as Hotel Controller with Marriott Corporation, then became Vice President and Corporate Controller of Interstate Hotels Corporation in 1981, and Partner and Vice President of Finance with the start-up hotelier Stormont Company in 1984, before re-joining Interstate

Hotels in 1988. Mr. Richardson holds a Bachelor of Arts degree in Business/Finance from the University of Kentucky.

Officers serve at the discretion of the Board of Directors.

Corporate Governance

The Board of Directors currently consists of eight members. All Directors are elected to serve staggered three-year terms and until their successors are duly elected and qualified. The Board of Directors held seven meetings (including telephonic meetings) during 2008.

Director Independence.  The Board of Directors has determined that each of the current non-employee Directors (i.e., Messrs. Brooks, Cochrane and Richardson and Ms. Nathanson Juris) are “independent,” as that term is defined in Rule 4200(a)(15) of The Nasdaq Stock Market, Inc.’s listing requirements. In making these determinations, the Board of Directors did not rely on any exemptions to The Nasdaq Stock Market, Inc.’s requirements.

Stockholder Communications with Directors.  Stockholders may communicate with the Board of Directors, committees of the Board of Directors, our independent Directors as a group or individual Directors by mail addressed to them at our principal office in Las Vegas. The Company transmits these communications directly to the Director(s) without screening them.

Audit Committee.  The Audit Committee currently consists of Messrs. Richardson, Brooks and Cochrane, with Mr. Richardson serving as Chairman of the Committee. Mr. Brooks replaced Mr. Hodges on the Committee on May 31, 2008. The Board of Directors has determined that each member of the Committee is “independent,” as that term is defined in Rule 4200(a)(15) of The Nasdaq Stock Market, Inc.’s listing requirements, and also meets the requirements set forth in Rule 10A-3(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has determined that Mr. Richardson is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”). The Board of Directors has adopted a written charter for the Audit Committee, and reviews and reassesses the adequacy of the charter on an annual basis. The Audit Committee Charter is posted on our website at www.ameristar.com/investors. The functions of the Audit Committee include: selecting the Company’s independent registered public accounting firm and approving the terms of its engagement; approving the terms of any other services to be rendered by the independent registered public accounting firm; discussing with the independent registered public accounting firm the scope and results of its audit; reviewing our audited financial statements; considering matters pertaining to our accounting policies; reviewing the adequacy of our system of internal control over financial reporting; and providing a means for direct communication between the independent registered public accounting firm and the Board of Directors. The Audit Committee has not adopted a pre-approval policy with respect to any general classes of audit or non-audit services of the independent registered public accounting firm. The Audit Committee’s policy is that all proposals for specific services must be approved by the Audit Committee or by the Chairman of the Committee pursuant to delegated authority. The Audit Committee held five meetings during 2008.

Compensation Committee.  The Compensation Committee currently consists of Ms. Nathanson Juris and Messrs. Brooks and Cochrane, with Ms. Nathanson Juris serving as Chair of the Committee. Prior to May 31, 2008, Mr. Hodges served as Chairman of the Committee. The Board of Directors has adopted a written charter for the Compensation Committee, which is posted on our website at www.ameristar.com/investors. The functions of the Compensation Committee include: reviewing and approving compensation for the Chief Executive Officer and other executive officers; reviewing and making recommendations with respect to the executive compensation and benefits philosophy and strategy of the Company; administering our stock-based incentive compensation plans; and selecting participants for our Deferred Compensation Plan. The Compensation Committee held eight meetings (including telephonic meetings) during 2008.

Director Nominations.  We have no nominating committee or committee performing similar functions because we believe that a nominating committee would only add an unnecessary extra layer of corporate governance. Nominations of Directors are made by the entire Board of Directors, half of whom are independent as described above. While the listing requirements of The Nasdaq Stock Market, Inc. generally require nominations to be made by an independent committee or a majority of the independent Directors, we are exempt from this requirement as a “controlled company” by virtue of the Neilsen Estate’s ownership of a majority of our voting power.

The Board of Directors has not adopted a formal policy with respect to consideration of any Director candidates recommended by stockholders. We believe that such a policy is unnecessary because we do not limit the sources from which we may receive nominations. The Board of Directors will consider candidates recommended by stockholders. Stockholders may submit such recommendations by mail to the attention of the Board of Directors or the Secretary of the Company at our principal office in Las Vegas. The Board of Directors has not established any specific minimum qualifications that must be met by a nominee for a position on the Board of Directors, but takes into account a candidate’s education, business or other experience, independence, character and any particular expertise or knowledge the candidate possesses that may be relevant to service on the Board of Directors or its committees. The Board of Directors evaluates potential nominees without regard to the source of the recommendation. The Board of Directors identifies potential nominees through recommendations from individual Directors and management, and from time to time we also retain and pay third-party professional search firms to assist the Board of Directors in identifying and evaluating potential nominees.

Director Attendance of Meetings.  During 2008, each Director attended at least 75% of the total number of meetings of the Board of Directors and each committee on which he or she served. We have not adopted a formal policy with regard to Directors’ attendance at annual meetings of stockholders, but we encourage all Directors to attend annual meetings. Each member of the Board of Directors attended the 2008 Annual Meeting of Stockholders.

Code of Ethics

The Board of Directors has adopted a Code of Ethics, in accordance with Item 406 of SEC Regulation S-K, that applies to our principal executive officer, principal financial officer and principal accounting officer and persons performing similar functions. The Code of Ethics is posted on our website at www.ameristar.com/investors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of March 31, 2009 concerning “beneficial” ownership of our Common Stock, as that term is defined in the rules and regulations of the SEC, by: (i) all persons known by us to be beneficial owners of more than 5% of our outstanding Common Stock; (ii) each Director; (iii) each “named executive officer,” as that term is defined in Item 402(a)(3) of Regulation S-K;

and (iv) all executive officers and Directors as a group. The persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, unless otherwise indicated.

			Percent of
	Common Stock		Outstanding
Name of Beneficial Owner	Beneficially Owned		Common Stock

Estate of Craig H. Neilsen	31,528,400	(1)	54.9%
Ray H. Neilsen	31,756,466	(2)(3)	55.3%
Gordon R. Kanofsky	31,797,071	(2)(4)	55.2%
Barrow, Hanley, Mewhinney & Strauss, Inc.	3,184,670	(5)	5.6%
Larry A. Hodges	163,886	(6)	(7)
Peter C. Walsh	351,380	(8)	(7)
Thomas M. Steinbauer	137,631	(9)	(7)
Carl Brooks	35,000	(10)	(7)
Luther P. Cochrane	35,000	(10)	(7)
Leslie Nathanson Juris	73,500	(11)	(7)
J. William Richardson	72,500	(10)	(7)
John M. Boushy	292,332	(12)	(7)
All executive officers and Directors as a group (9 persons)	32,894,034	(13)(14)	56.2%

(1)	The Neilsen Estate’s mailing address is c/o Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169.

(2)	Includes 31,528,400 shares beneficially owned by the Neilsen Estate, of which Messrs. Neilsen and Kanofsky are co-executors and as to which shares Messrs. Neilsen and Kanofsky share voting and dispositive power.

(3)	Mr. Neilsen’s mailing address is c/o Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169. Includes 85,466 shares that may be acquired within 60 days of March 31, 2009 upon exercise of stock options.

(4)	Mr. Kanofsky’s mailing address is c/o Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169. Includes 20,000 shares held by a family trust of which Mr. Kanofsky is co-trustee with his wife, with whom he shares voting and dispositive power. Includes 248,671 shares that may be acquired within 60 days of March 31, 2009 upon exercise of stock options held by Mr. Kanofsky’s family trust.

(5)	Barrow, Hanley, Mewhinney & Strauss, Inc. (“BHMS”), a registered investment adviser, whose mailing address is 2200 Ross Ave., 31st Floor, Dallas, Texas 75201, has reported sole voting power as to 1,375,270 of these shares, shared voting power as to 1,809,400 of these shares and sole dispositive power as to all of these shares. This information is derived from a Schedule 13G/A, dated February 11, 2009, filed by BHMS with the SEC.

(6)	Includes 115,443 shares that may be acquired upon exercise of stock options, and 10,443 shares that may be acquired upon the vesting of restricted stock units, in each case within 60 days of March 31, 2009. Shares and options are held by a family trust of which Mr. Hodges is the trustee.

(7)	Represents less than 1% of the outstanding shares of Common Stock.

(8)	Consists solely of shares that may be acquired within 60 days of March 31, 2009 upon exercise of stock options. Options are held by a family trust of which Mr. Walsh is co-trustee with his wife, with whom he shares voting and dispositive power.

(9)	Includes 21,380 shares held jointly by Mr. Steinbauer and his wife and with respect to which they share voting and dispositive power. Includes 105,851 shares that may be acquired within 60 days of March 31, 2009 upon exercise of stock options.

(10)	Consists solely of shares that may be acquired within 60 days of March 31, 2009 upon exercise of stock options.

(11)	Consists solely of shares that may be acquired within 60 days of March 31, 2009 upon exercise of stock options. Options are held by a family trust of which Ms. Nathanson Juris is co-trustee with her husband, with whom she shares voting and dispositive power.

(12)	Includes 82,332 shares held by a family trust of which Mr. Boushy is co-trustee with his wife, with whom he shares voting and dispositive power. Includes 210,000 shares that may be acquired within 60 days of March 31, 2009 upon exercise of stock options held by Mr. Boushy’s family trust.

(13)	Includes 1,133,254 shares that may be acquired within 60 days of March 31, 2009 upon exercise of stock options or vesting of restricted stock units. Does not include shares beneficially owned by Mr. Boushy, whose employment with the Company and service as a Director terminated in May 2008.

(14)	Some of these shares may be held in margin accounts and subject to being borrowed and pledged as security.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under SEC rules, our officers and Directors, as well as beneficial owners of more than 10% of our Common Stock, are required to file with the SEC reports of their holdings and changes in beneficial ownership of our Common Stock. We have reviewed copies of reports provided to the Company, as well as other records and information. Based on that review, we concluded that all required reports for 2008 were timely filed.

PROPOSAL NO. 2

APPROVAL OF
2009 STOCK INCENTIVE PLAN

Purpose and Summary of the Proposal

On January 30, 2009, the Board of Directors unanimously adopted, subject to stockholder approval at the Annual Meeting, the Ameristar Casinos, Inc. 2009 Stock Incentive Plan (the “2009 Plan”). The purposes of the 2009 Plan are to (i) enable the Company and Related Companies (as defined below) to attract, motivate and retain top-quality officers, Directors, employees, consultants, advisers and independent contractors, (ii) provide substantial incentives for such persons to act in the best interests of the stockholders of the Company and (iii) reward extraordinary effort by such persons on behalf of the Company or a Related Company.

The Board of Directors believes that the Company’s 1999 Stock Incentive Plan, as amended and restated through December 15, 2007 (the “1999 Plan”), has aided the Company in attracting, motivating and retaining quality employees and management personnel. The 1999 Plan will expire on June 11, 2009; however, if the 2009 Plan is approved at the Annual Meeting, no additional awards will be made under the 1999 Plan. Any awards outstanding under the 1999 Plan will remain outstanding and exercisable after expiration of the 1999 Plan.

The Board of Directors believes it is important to establish a new stock incentive plan to permit shares to continue to be issued or distributed in connection with incentive compensation awards to qualifying participants.

The Board of Directors unanimously recommends a vote “FOR” approval of the 2009 Plan.

Principal Provisions of the 2009 Plan

The following summary of the 2009 Plan is qualified in its entirety by reference to the full text of the 2009 Plan, which is attached as Appendix A to this Proxy Statement.

Types of Awards.  The 2009 Plan provides for awards in the form of (i) stock options, which may be either “incentive stock options” within the meaning of Section 422 of the Code or non-qualified stock options, (ii) restricted stock, (iii) restricted stock units (“RSUs”’) or (iv) performance share units (“PSUs”).

Shares.  The total number of shares of Common Stock available for distribution under the 2009 Plan is 6,000,000, subject to adjustment for certain changes in the Company’s capital structure. Shares awarded under the 2009 Plan may be authorized but unissued shares or treasury shares.

Shares subject to previously granted options that expire unexercised, subject to restricted stock awards that are forfeited or subject to RSU or PSU awards that terminate without such shares having been delivered to the participant, for any reason, will again be available for future distribution under the 2009 Plan.

Administration.  The 2009 Plan is administered by the Compensation Committee of the Board of Directors or such other committee of Directors as the Board of Directors shall designate. If no such committee has been appointed by the Board of Directors, the 2009 Plan will be administered by the full Board of Directors. Such committee as shall be designated to administer the 2009 Plan, or the Board of Directors, as the case may be, is hereinafter referred to as the “Committee.” Notwithstanding any other provision of the 2009 Plan, all actions with respect to administration of the 2009 Plan in respect of the non-employee Directors shall be taken by the full Board of Directors.

The 2009 Plan is currently administered by the Compensation Committee, which consists of three independent Directors, each of whom is a non-employee director as defined for purposes of Rule 16b-3 under the Exchange Act (“Rule 16b-3”) and an outside director as defined for purposes of Section 162(m) of the Code and Section 1.162-27 of the Treasury Regulations (“Section 162(m)”).

The Committee is authorized to, among other things, set the terms of awards to participants and waive compliance with the terms of such awards. The provisions attendant to the grant of an award under the 2009 Plan may vary from participant to participant. The Committee has the authority to interpret the 2009 Plan and adopt administrative regulations and make all determinations necessary or advisable for administration of the 2009 Plan. The Committee may from time to time delegate to one or more officers of the Company any or all of its authority under the 2009 Plan, except with respect to awards granted to persons subject to Section 16 of the Exchange Act. The Committee must specify the maximum number of shares that the officer or officers to whom such authority is delegated may award, and the Committee may in its discretion specify any other limitations or restrictions on the authority delegated to such officer or officers.

Participation.  The Committee may make awards to persons who are or agree to become Directors, officers, employees, consultants, advisers or independent contractors of the Company or a Related Company, all of whom are eligible to participate in the 2009 Plan. Incentive stock options may be awarded only to employees of the Company or a Related Company. A “Related Company” is any corporation, partnership, limited liability company, joint venture or other entity in which the Company owns, directly or indirectly, at least a 50% beneficial ownership interest. The participants in the 2009 Plan will be selected from among those eligible in the sole discretion of the Committee.

  Awards to Participants.

  1.  Stock Options

Incentive stock options (“ISOs”) and non-qualified stock options may be granted for such number of shares of Common Stock as the Committee determines, provided that no participant may be granted stock options in any calendar year with respect to more than 2,000,000 shares of Common Stock. A stock option will be exercisable at such times, over such term and subject to such terms and conditions as the Committee determines. The exercise price of stock options is determined by the Committee. The Committee has the discretion, among other things, to reduce the exercise price of previously granted stock options and to substitute new stock options for previously granted stock options, including previously granted options having higher exercise prices.

The exercise price of a stock option may not be less than the per-share fair market value of the Common Stock on the date of grant. The exercise price of an ISO may not be less than 110% of such fair market value if the recipient owns, or would be considered to own by reason of Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company (a “10% Stockholder”). A stock option may not be exercisable more than 120 months after the date such option is granted (five years after the date of grant in the case of an ISO granted to a 10% Stockholder). The aggregate fair market value (determined as of the time a stock option is granted) of Common Stock with respect to which ISOs are exercisable for the first time by a participant in any calendar year (under the 2009 Plan and any other plans of the Company or any subsidiary or parent corporation) may not exceed $100,000.

Payment of the exercise price may be made in such manner as the Committee may provide, including cash or delivery of shares of Common Stock already owned or subject to award under the 2009 Plan. The Committee may provide that all or part of the shares received upon exercise of an option the exercise price of which is paid with restricted stock will be restricted stock.

Upon an optionee’s termination of employment or other qualifying relationship with the Company or a Related Company, the option will be exercisable to the extent determined by the Committee; provided, however, that unless employment or such other qualifying relationship is terminated for cause (as may be defined by the Committee in connection with the grant of any stock option), the stock option will remain exercisable (to the extent that it was otherwise exercisable on the date of termination) for at least six months from the date of termination if termination was caused by death or disability or at least 90 days from the date of termination if termination was caused other than by death or disability, but not beyond the term of the option. However, the Committee may provide that an option that is outstanding on the date of an optionee’s death will remain outstanding for an additional period after the date of such death, notwithstanding that such option would expire earlier under its terms.

A stock option agreement for a non-qualified option may permit an optionee to transfer the stock option to his or her children, grandchildren or spouse (“Immediate Family”), to one or more trusts for the benefit of such Immediate Family members, or to one or more partnerships or limited liability companies in which such Immediate Family members are the only partners or members if (i) the agreement setting forth the stock option expressly provides that the option may be transferred only with the express written consent of the Committee and (ii) the optionee does not receive any consideration in any form for such transfer other than the receipt of an interest in the trust, partnership or limited liability company to which the non-qualified option is transferred. Any stock option so transferred will continue to be subject to the same terms and conditions as were applicable to the option immediately prior to its transfer. Except as described above, stock options are not transferable by the optionee otherwise than by will or by the laws of descent and distribution. An ISO may not be transferable other than by will or by the laws of descent and distribution.

  2.  Restricted Stock

In making an award of restricted stock, the Committee will determine the periods, if any, during which the stock is subject to forfeiture and the purchase price, if any, for the stock. The vesting of restricted stock may be unconditional or may be conditioned upon the completion of a specified period of service with the Company or a Related Company, the attainment of specific performance goals or such other criteria as the Committee may determine.

During the restricted period, the award holder may not sell, transfer, pledge or assign the restricted stock, except as may be permitted by the Committee. The certificate evidencing the restricted stock will be registered in the award holder’s name, although the Committee may direct that it remain in the possession of the Company until the restrictions have lapsed. Except as may otherwise be provided by the Committee, upon the termination of the award holder’s service with the Company or a Related Company for any reason during the period before all restricted stock has vested, or in the event the conditions to vesting are not satisfied, all restricted stock that has not vested will be subject to forfeiture, and the Committee may provide that any purchase price paid by the award holder, or an amount equal to the restricted stock’s fair market value on the date of forfeiture, if lower, will be paid to the award holder. During the restricted period, the award holder will have the right to vote the restricted stock and to receive any cash dividends only to the extent provided by the Committee. Stock dividends will be treated as additional shares of restricted stock and will be subject to the same terms and conditions as the initial grant, unless otherwise provided by the Committee.

  3.  Restricted Stock Units and Performance Share Units

RSUs and PSUs (collectively, “Units”) may be granted for such number of shares of Common Stock as the Committee determines, provided that no participant may be granted PSUs, or any other award (other than stock options) intended to qualify as “performance-based” under Section 162(m), in any calendar year with respect to more than 500,000 shares. In making an award of Units, the Committee will determine the periods, if any, during which and the conditions under which the receipt of the shares is to be deferred (the “Deferral Period”) and the purchase price, if any, for the shares. The Committee may make the grant or vesting of Units, or receipt of shares or cash at the end of the Deferral Period, conditional upon the completion of a specified period of service with the Company or a Related Company, the attainment of specific performance goals or such other criteria as the Committee may determine. PSUs are Units whose grant or vesting is in whole or in part conditioned on the attainment of specified performance goals. RSUs are Units whose grant or vesting is not conditioned on the attainment of specified performance goals.

During the Deferral Period, the award holder may not sell, transfer, pledge or assign any Unit, except as may be permitted by the Committee. When the Deferral Period ends for an award or portion of an award of Units, the award holder will receive either (i) a certificate for the shares of Common Stock covered by the Unit award, free of restrictions, (ii) cash equal to the fair market value of such shares or (iii) a combination of shares and cash, as the Committee may determine and as set forth in the award agreement. The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, Common Stock or cash under a Unit award, but may not accelerate the payment of a Unit award if such acceleration would violate Section 409A of the Code. Except as may otherwise be provided by the Committee, upon the termination of the award holder’s service with the Company or a Related Company for any reason during the period before the Unit award has vested in full, the unvested portion of the award will be forfeited. During the Deferral Period, holders of Units will not have the right to vote the shares that are covered by the Unit award and will have the right to receive cash dividends only to the extent provided by the Committee.

Performance-Based Awards.  The grant or vesting of PSUs or other awards under the 2009 Plan (other than stock options) intended to qualify as performance-based within the meaning of Section 162(m) shall be subject to the achievement of performance goals established by the Committee based on one or more of the following criteria:

(1)	sales or other sales or revenue measures;

(2)	operating income, earnings from operations, earnings before or after taxes, or earnings before or after interest, depreciation, amortization, or extraordinary or designated items;

(3)	net income or net income per common share (basic or diluted);

(4)	operating efficiency ratio;

(5)	return on average assets, return on investment, return on capital, or return on average equity;

(6)	cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

(7)	economic profit or value created;

(8)	gross margin, operating margin or EBITDA margin;

(9)	stock price or total stockholder return; and

(10)	strategic business criteria, consisting of one or more objectives based on meeting specified business goals, such as market share or geographic business expansion goals, cost targets, customer satisfaction and goals relating to acquisitions, divestitures or joint ventures.

The targeted level or levels of performance with respect to such business criteria may be established for the Company on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company, or for an individual, and may be established at such levels and on such terms as the Committee may determine in its discretion, including in absolute terms, in relation to one another, as a goal relative to performance in prior periods or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

The Committee may provide in any award granted under the 2009 Plan that any evaluation of performance may include or exclude any of the following events that occurs during the performance period for such award: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the impact of adjustments to the Company’s deferred tax asset valuation allowance, (vii) acquisitions or divestitures and (viii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect awards intended to be performance-based within the meaning of Section 162(m), they shall be prescribed in a form that meets the requirements of Section 162(m).

For all awards intended to be performance-based under Section 162(m) (other than stock options): (i) the Committee will establish the performance goals within the earlier of 90 days after the start of the performance period or the time 25% of the performance period has elapsed; (ii) the performance goals will be objective and the achievement of the performance goals will be substantially uncertain at the time they are established; (iii) the amount payable upon achievement of the performance goals will be objectively determinable (except the Committee will have the right to reduce, but not increase, the amount payable); and (iv) prior to payment, the Committee will certify in writing that the performance goals have been satisfied.

Acceleration of Vesting in Certain Circumstances.  Unless otherwise determined by the Committee and expressly set forth in the award agreement, in the event of any “change in control” or “corporate transaction” (each as defined in the 2009 Plan): (i) each stock option outstanding under the 2009 Plan that is not otherwise fully vested or exercisable with respect to all of the shares of stock at that time subject to such stock option will automatically accelerate so that each such stock option becomes, immediately upon the effective time of such event, exercisable for all the shares of stock at the time subject to such stock option and may be exercised for any or all of those shares as fully vested shares of stock; and (ii) all shares of restricted stock and all RSU and PSU awards outstanding under the 2009 Plan that are not otherwise fully vested will automatically accelerate so that all such shares of restricted stock and RSU and PSU awards become, immediately upon the effective time of such event, fully vested, free of all restrictions. In addition, to the extent permitted under Section 409A of the Code, the Committee may, in the award agreement or otherwise, accelerate the payment date of all or a portion of an award of Units upon or after a change in control or a corporate transaction.

In addition, upon the dissolution or liquidation of the Company or upon any reorganization, merger or consolidation as a result of which the Company is not the surviving corporation (or survives as a wholly owned subsidiary of another corporation), or upon a sale of all or substantially all the assets of the Company, the Committee may take such action as it in its discretion deems appropriate to (i) cash out outstanding awards at or immediately prior to the date of such event (based on the fair market value of the Common Stock at the time) and/or (ii) provide that stock options shall be exercisable for a period of at least 10 business days from the date of receipt of a notice from the Company of such proposed event, following the expiration of which period any unexercised stock options shall terminate.

Amendment and Termination.  No awards may be made under the 2009 Plan more than 10 years after the date of approval of the 2009 Plan by the stockholders of the Company. No award intended to qualify as performance-based compensation within the meaning of Section 162(m) (other than stock options) may be granted after the first stockholder meeting that occurs in the fifth year after the most recent stockholder approval of the material terms of the performance goals under the 2009 Plan. The Board may terminate the 2009 Plan at any earlier time and may amend it from time to time, in each case after consideration of the consequences under Section 409A of the Code, except that no amendment or termination may adversely affect any outstanding award without the holder’s written consent. Amendments may be made without stockholder approval except as required to satisfy any applicable mandatory legal or regulatory requirements, or as required for the 2009 Plan to continue to satisfy the requirements of Section 162(m) or Section 422 of the Code or any other non-mandatory legal or regulatory requirements if the Board of Directors deems it desirable for the 2009 Plan to satisfy any such requirements.

Adjustment.  In the event of any merger, reorganization, consolidation, sale of all or substantially all assets, recapitalization, stock dividend, stock split, reverse stock split, spin-off, split-up, split-off, extraordinary cash dividend, distribution of assets or other change in corporate structure affecting the Common Stock, a substitution or adjustment, as may be determined to be appropriate by the Committee in its sole discretion, will be made in the aggregate number and kind of shares reserved for issuance under the 2009 Plan, the maximum number and kind of shares with respect to which awards may be granted to any participant during any calendar year, the number and kind of shares subject to outstanding awards and the amounts to be paid by award holders or the Company, as the case may be, with respect to outstanding awards. No such adjustment may increase the aggregate value of any outstanding award.

Certain Federal Income Tax Consequences

The following is a summary of certain federal income tax aspects of awards made under the 2009 Plan based upon the laws currently in effect. Since the tax consequences to each participant will differ depending on the terms of the award and the participant’s specific situation, participants should not rely on this summary for individual tax advice. Rather, each participant should consult his or her own tax adviser regarding the pertinent federal, state and local income tax and other tax consequences of his or her particular transactions under the 2009 Plan.

  1.  Incentive Stock Options

Generally, no taxable income is recognized by the participant upon the grant of an ISO or upon the exercise of an ISO during the period of the participant’s employment with the Company or one of its subsidiaries or within 90 days (12 months, in the event of permanent and total disability, or the term of the option, in the event of death) after termination. However, the exercise of an ISO may result in a significant alternative minimum tax liability to the participant, and thus participants should carefully consider alternative minimum tax consequences prior to exercising an ISO. If the participant continues to hold the shares acquired upon the exercise of an ISO for at least two years from the date of grant and 12 months from the date of transfer of the shares to the participant, then generally: (a) upon the sale of the shares, any amount realized in excess of the option exercise price will be taxed as long-term capital gain; and (b) no deduction will be allowed to the employer corporation for federal income tax purposes.

If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the 12-month or two-year holding period described above (a “disqualifying disposition”), then generally in the year of disposition: (a) the participant will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise (or, if less, the amount realized on disposition of the shares) over the option exercise price; and (b) the employer corporation will be entitled to deduct any such recognized amount. Any further gain recognized by the participant on such disposition generally will be taxed as capital gain, but such additional amounts will not be deductible by the employer corporation.

In general, no gain or loss will be recognized by a participant who uses shares of Common Stock rather than cash to exercise an ISO. A number of new shares of Common Stock acquired equal to the number of shares surrendered will have a basis and capital gain holding period equal to those of the shares surrendered (although such shares will be subject to new holding periods for disqualifying disposition purposes beginning on the acquisition date). To the extent new shares of Common Stock acquired pursuant to the exercise of the ISO exceed the number of shares surrendered, such additional shares will have a zero basis and will have a holding period beginning on the date the ISO is exercised. The use of Common Stock acquired through exercise of an ISO to exercise an ISO will constitute a disqualifying disposition with respect to such Common Stock if the applicable holding period requirement has not been satisfied.

  2.  Non-Qualified Stock Options

In general, with respect to non-qualified stock options: (a) no income is recognized by the participant at the time the option is granted; (b) upon exercise of the option, the participant recognizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the option exercise price and the employer corporation will be entitled to a tax deduction in the same amount; and (c) at disposition, any appreciation after the date of exercise generally is treated as capital gain, and any such appreciation is not deductible by the employer corporation.

No gain or loss will be recognized by a participant with respect to shares of Common Stock surrendered to exercise a non-qualified stock option. A number of new shares acquired equal to the number of shares surrendered will have a tax basis and capital gain holding period equal to those of the shares surrendered. The participant will recognize ordinary income in an amount equal to the fair market value of the additional shares acquired at the time of exercise. Such additional shares will be deemed to have been acquired on the date of exercise and will have a tax basis equal to their fair market value on such date.

In addition to the foregoing consequences, in certain cases non-qualified stock options that are modified or extended after the date of grant will subject the participant to additional tax and interest under Section 409A of the Code, unless the exercisability of such options is restricted in a manner that satisfies the timing requirements of that section. The employer corporation’s deduction is not affected by Section 409A.

  3.  Restricted Stock

A participant receiving restricted stock generally will recognize income in the amount of the fair market value of the restricted stock at the time the stock either becomes transferable or is no longer subject to a substantial risk of forfeiture, whichever comes first, less the consideration, if any, paid for the stock. However, a participant may elect within 30 days of the grant of the restricted stock to the participant, under Section 83(b) of the Code, to recognize ordinary income on the date of grant of the restricted stock in an amount equal to the excess of the fair market value of the shares on such date (determined without regard to the restrictions other than restrictions which by their terms will never lapse) over their purchase price. The participant’s holding period generally begins when ordinary income was recognized, and the tax basis of such shares generally will be the amount of income that was recognized plus the amount, if any, paid for the stock. However, if a participant makes the election under Section 83(b), in general no deduction will be allowed for the income recognized as a result of that election if the shares are later forfeited to the Company. Generally, the employer corporation will be entitled to a tax deduction in the same year and in the same amount that a participant recognizes ordinary income.

  4.  Units

Generally, the participant will not recognize income upon the grant of an RSU or PSU. When the Deferral Period ends, the participant will recognize ordinary income upon the delivery of cash or shares of Common Stock in settlement of the Unit. The amount of income recognized will equal the amount of cash received or the fair market value of the shares of Common Stock on the date the shares are delivered. The employer corporation generally will be entitled to a tax deduction in the same amount.

A participant’s tax basis in shares of Common Stock received in settlement of Units will be equal to the fair market value of the shares on the date they are delivered to the participant and the participant’s holding period in the shares will begin on that date. The participant will recognize capital gain on the subsequent sale or exchange of the shares to the extent of the excess, if any, of the amount realized over the participant’s tax basis in the shares.

Units granted under the 2009 Plan are subject to the requirements applicable to nonqualified deferred compensation under Section 409A of the Code. If a Unit fails to comply with the applicable requirements of Section 409A, a participant may be subject to an additional 20% income tax and interest, and may be required to recognize income before the end of the Deferral Period. Regulations interpreting the requirements of Section 409A have been promulgated, although many of the aspects of the provision remain unclear. While the Company intends for the Units to meet the requirements of Section 409A, there can be no assurance that all of such requirements will be met.

  5.  Dividends

Dividends paid on restricted stock or Units prior to the date on which the forfeiture restrictions lapse or the Deferral Period ends generally will be treated as compensation that is taxable as ordinary income to the participant and will be deductible by the employer corporation. If, however, the participant makes a timely Section 83(b) election with respect to restricted stock, the dividends will be taxable as ordinary dividend income to the participant and will not be deductible by the employer corporation.

  6.  Withholding Taxes

A participant in the 2009 Plan may be required to pay the employer corporation an amount necessary to satisfy the applicable federal, state and local law requirements with respect to the withholding of taxes on wages, or to make some other arrangements to comply with such requirements. The employer has the right to withhold from salary or otherwise to cause a participant (or the executor or administrator of the participant’s estate or the participant’s distributee or transferee) to make payment of any federal, state, local or other taxes required to be withheld with respect to any award under the 2009 Plan. The Committee may permit participants to use the shares issuable under the 2009 Plan or unrestricted shares of Common Stock to satisfy withholding obligations.

  7.  Company Deductions

As a general rule, the Company or one of its subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant in the 2009 Plan recognizes ordinary income from awards under the 2009 Plan, to the extent that such income is considered reasonable compensation and currently deductible (and not capitalized) under the Code and certain reporting requirements are satisfied.

However, Section 162(m) limits to $1,000,000 the annual tax deduction that the Company and its subsidiaries can take with respect to the compensation of each of certain executive officers unless the compensation qualifies as “performance-based” or certain other exemptions apply. Compensation arising from restricted stock awards and RSU awards under the 2009 Plan generally will not qualify as performance-based compensation under Section 162(m); therefore, the Company generally will be subject to the Section 162(m) limitation for compensation attributable to an award of restricted stock or RSUs. PSUs may qualify as performance-based compensation under Section 162(m). Deductions may also be disallowed if they are “excess parachute payments” as discussed below.

  8.  Effect of Change in Control

The 2009 Plan provides generally for the acceleration of vesting of stock options, restricted stock awards and Unit awards in connection with certain events that may constitute a change in ownership or effective control of the Company or sale of a substantial portion of the Company’s assets. In that event and depending upon the individual circumstances of the participant, certain amounts with respect to such awards may constitute “excess parachute payments” under the “golden parachute” provisions of the Code. Pursuant to these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payments” and the Company will be denied any deduction with respect to such payments.

New Plan Benefits

As of March 31, 2009, there were four non-employee Directors, five executive officers and approximately 7,700 other employees of the Company and Related Companies eligible to participate in the 2009 Plan.

The benefits that may be received by or allocated to various participants in the 2009 Plan in the future are discretionary and are not currently determinable.

On April 15, 2009, the closing sale price of the Common Stock was $13.11.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation and Process

Philosophy

Our compensation program for our named executive officers is intended to:

•	attract and retain executive officers with needed skills and qualities who exemplify the Company’s core values, including integrity, quality, collaboration, inclusion and continuous improvement, and who work well within our culture, and

•	enhance long-term stockholder value by motivating cooperative performance toward the near- and long-term goals that enable us to effectively compete in each of our markets through high-quality facilities and products and a strong focus on superior guest service.

In order to achieve these goals, the Company generally seeks to compensate the named executive officers in cash at levels that are competitive with market practices and with attractive long-term incentives, while providing opportunities in both cases for above-market compensation for superior performance.

2008 Executive Management Changes

The Company underwent significant changes in management during 2008 in connection with the resignation of John M. Boushy, the Company’s Chief Executive Officer and President, on May 31, 2008. Mr. Boushy began employment with the Company as President shortly before the unanticipated death in November 2006 of Craig H. Neilsen, our founder and former Chairman, Chief Executive Officer and majority stockholder (hereinafter, “Craig Neilsen”). Following Craig Neilsen’s death, Mr. Boushy became Chief Executive Officer, assuming most of the responsibilities previously handled by Craig Neilsen. Craig Neilsen’s role as Chairman was assigned by the Board to two long-serving employees of the Company, Ray H. Neilsen (Craig Neilsen’s son, hereinafter referred to as “Mr. Neilsen”), and Gordon R. Kanofsky, both of whom had been designated by Craig Neilsen as the co-executors of his estate. The Board had anticipated that it would be necessary to hire an additional executive officer (expected to have the title of Chief Operating Officer) to undertake certain roles that had been fulfilled by Craig Neilsen or Mr. Boushy or both jointly prior to Craig Neilsen’s passing. No such executive had been hired at the time of Mr. Boushy’s resignation.

Therefore, Mr. Boushy’s resignation in 2008 presented the Board with significant questions about how best to fill the roles previously filled by both Mr. Boushy and Craig Neilsen. The Board determined that it was inadvisable to try to do so with one individual. Instead, the Board determined the Chief Executive Officer should have fewer direct reports and a Chief Operating Officer, reporting to the Chief Executive Officer, should assume primary responsibility for a number of operational areas. Rather than hiring one or more individuals from outside the Company, the Board determined that it would be best to reallocate responsibilities among persons already known to, and familiar with, the Company. After extensively exploring the possibilities, the Board settled on a structure that accomplished its goals. The resulting management and compensation changes in 2008 therefore reflect a fundamental shift in the management structure of the Company.

Mr. Neilsen, then Senior Vice President and Co-Chairman, and who had been involved in shaping the Company’s strategy and culture for nearly two decades during his father’s lifetime, was elected Chairman of the Board, an executive officer position, and charged with overseeing the Company’s strategic direction, with an emphasis on operations, marketing, entertainment, design and construction.

Mr. Kanofsky, formerly Executive Vice President and Co-Chairman of the Company, was appointed Chief Executive Officer and Vice Chairman of the Board, assuming oversight responsibility for all of the Company’s affairs, albeit with a smaller number of direct reports, which included the Company’s Vice President of Governmental Affairs as well as the next three named executive officers.

Mr. Hodges, who had been an outside Director of the Company since 1994, agreed to join management as President and Chief Operating Officer. Mr. Hodges undertook primary management responsibility for the Company’s core operations, including casino, hotel, food and beverage, marketing, purchasing, entertainment, design, construction and information technology.

Previously Senior Vice President and General Counsel, Mr. Walsh was given the additional title of Chief Administrative Officer, assuming new, primary responsibilities over the human resources, administration and communications departments in addition to the legal affairs and compliance departments he previously managed.

The Company’s Chief Financial Officer, Mr. Steinbauer, retained his responsibilities without substantial change.

These executive management changes, which the Board believes were necessary to effectively oversee and direct the Company’s affairs, retain institutional experience and provide continuity of leadership, dictated similarly fundamental changes to compensation of the named executive officers in 2008.

Compensation Committee Matters

Scope of Authority.  The Compensation Committee acts on behalf of the Board of Directors to establish the compensation of our named executive officers and provide oversight of our compensation programs. The Committee also acts as the oversight committee with respect to our Deferred Compensation Plan, Stock Incentive Plan and bonus plans covering named executive officers and other senior management. The Committee may delegate authority for day-to-day administration of those plans to Company officers; however, authority to select participants and determine award levels for executive officer bonus plans may not be delegated, and authority to select participants and determine award levels for the Deferred Compensation Plan and Stock Incentive Plan may only be delegated to one or more individual members of the Committee. In practice, for the past several years, decisions concerning awards under our Stock Incentive Plan have been made by the full Committee.

Role of Executive Officers and Management.  The Chief Executive Officer formulates recommendations to the Committee on matters of compensation philosophy, plan design and specific compensation recommendations for the named executive officers. The Chief Executive Officer discusses with the Committee his assessments and compensation recommendations for each of the named executive officers, which may include himself. His recommendations are then considered by the Committee and approved or modified as the Committee deems appropriate.

Role of Compensation Consultant.  The Committee did not engage an independent compensation consultant in 2008. The Committee has engaged independent compensation consultants from time to time in the past as the Committee determined appropriate. In 2007, the Committee engaged an internationally recognized independent consulting firm to assist the Committee in reassessing the Company’s compensation philosophy, establishing 2007 cash and incentive compensation for the named executive officers and reviewing and recommending revisions to the Company’s change in control arrangements with named executive officers. The Committee’s compensation decisions continue to take into account the results of that and other earlier analyses.

Performance Measures

In setting compensation policies and making compensation decisions, the Committee primarily uses consolidated earnings before interest, taxes, depreciation and amortization, as adjusted for certain non-recurring items (Adjusted EBITDA), a non-GAAP financial measure, to measure corporate performance. Examples of adjustments include impairment charges for intangible assets and pre-opening and rebranding expenses. The Committee believes Adjusted EBITDA is an appropriate measure for compensation decisions because it is the primary metric used by the Company and many of the Company’s competitors in evaluating many aspects of overall corporate performance, and it is a good indicator of stockholder value.

Benchmarking

We believe it is important to compensate our employees, including our named executive officers, in an amount and manner that makes us competitive in attracting and retaining individuals who have high skill levels and are top performers, which will drive our corporate success and enhance stockholder value.

The 2007 study by the Committee’s independent compensation consultant compared the compensation of the named executive officers at that time to a peer group selected from among other comparably sized participants in the casino gaming industry and established a target competitive range calculated from the median amounts paid for comparable positions in the peer group. Acquisitions and other changes affecting many companies in that peer group throughout 2007 and 2008, as well as significant changes in the gaming industry, equity markets and other economic conditions, complicated direct reliance on the earlier comparisons, and the Committee did not undertake a systematic update of the data in 2008. Benchmarking was not significant in comparison to other considerations in connection with setting compensation at the time of the May 2008 management changes.

Components of Compensation for 2008

The primary elements of compensation for our management, including named executive officers, include base salary, an annual incentive cash bonus, the potential for a discretionary cash bonus, equity-based compensation in the form of annual awards under our Stock Incentive Plan and a benefits package comprising retirement savings and health benefits. We believe management should be rewarded with total compensation that is increasingly weighted toward performance-based compensation and, especially, toward equity-based compensation as the executive’s position and responsibilities increase, because of the executive’s greater ability to impact the overall performance of the Company. This mix of compensation, with an emphasis on compensation that is tied to performance, furthers the objectives of the Company to attract and retain an effective management team and keep their incentives aligned with the long-term interests of our stockholders.

Base Salary

Base salary is the guaranteed element of a named executive officer’s annual cash compensation. The Committee’s objectives in establishing base salaries for the named executive officers are to compensate the officers for committing their time and skills for the benefit of the Company and to reflect the market value of their skill sets and productivity. Other forms of incentive and other compensation, including the annual incentive cash bonus, equity-based compensation awards and Company match on executives’ Deferred Compensation Plan deferrals, are directly tied to the amount of base salary for the named executive officers, as described in more detail below.

The management realignment in 2008 resulted in more fundamental changes in compensation than in prior years. As discussed above, the management changes were more extensive than merely filling the vacancy created by Mr. Boushy’s departure. The Committee also recognized that, in the transition following our founder’s death, the Company had not substantially reallocated compensation to reflect the changes in responsibilities among our executive management. The emphasis in the compensation decisions in mid-2008 was necessarily on achieving an appropriate reallocation of the responsibilities existing before Craig Neilsen’s death while avoiding significant additional total management compensation expense from the same baseline. In addition to the those key factors, the Committee continued to weigh considerations similar to those in prior years, such as the relationship between the salary of the chief executive officer and those of other officers and members of management (internal pay equity) and salaries paid in the industry to individuals in comparable positions. The Committee found it could best satisfy those goals with the following structure.

Mr. Kanofsky assumed the position of Chief Executive Officer and Vice Chairman, and his base salary was increased from $525,000 to $750,000, below Mr. Boushy’s previous salary of $800,000. The increase reflected Mr. Kanofsky’s oversight of, and assumption of plenary responsibility for, all of the Company’s affairs. In addition, the Committee noted that Mr. Kanofsky would be paying for his own lodging during his much more frequent travel between his home and primary office in Los Angeles and the Company’s corporate headquarters in Las Vegas.

Mr. Neilsen’s salary was also increased, from $300,000 to $575,000, which was intended to reflect not only his new responsibilities as Chairman of the Board but also his valuable and extensive experience in the gaming industry and his unique understanding of the Company’s brand, culture and strategies. The Committee recognized that Mr. Neilsen had not previously been paid at a level commensurate with those skills and contributions.

Mr. Hodges assumed broad operational responsibilities as President and Chief Operating Officer. The Committee had, prior to Mr. Boushy’s departure, generally considered possible salaries for a Chief Operating Officer. Mr. Hodges’ addition as an executive officer was critical to the successful reallocation of management roles and he agreed to serve for an initial base salary, $550,000, well within the Committee’s prior expectations. In addition, based in part on the 2007 advice from the Committee’s independent consultant as well as other knowledge about executive compensation in the gaming industry, the Committee believed that Mr. Hodges’ salary would be within the competitive range appropriate to the Company’s compensation philosophy. The salary expense for Mr. Hodges is partially offset by the fact that the Company no longer separately compensates him for his service on the Board.

Mr. Walsh’s salary was increased from $400,000 to $500,000 to compensate him for the increased responsibilities he assumed as part of the management reorganization. Of that increase, a portion ($25,000), representing a typical base salary increase for his position prior to his promotion, was made retroactive to January 1, 2008, the date on which named executive officer salaries had been increased in earlier years.

Mr. Steinbauer’s position and responsibilities, unlike those of the other named executive officers, remained largely unchanged. Accordingly, his salary was increased by $25,000 to $425,000 (retroactive to January 1, 2008) consistent with internal pay equity and historical base salary increases, which the Committee found appropriate to remain competitive with other employers and compensate him for increases in the cost of living.

While the total annualized base salaries of all of the named executive officers increased in the course of 2008, the total remained in the range the Committee considered appropriate, and below the level in effect in 2006 while Craig Neilsen was Chief Executive Officer and Mr. Boushy was President.

In early 2009, based on the recommendation of the Chief Executive Officer, the Committee decided to freeze the base salaries of the named executive officers for this year at current levels in order to demonstrate leadership in the Company’s cost-containment programs during the ongoing economic recession.

Incentive Cash Bonus

Annual Bonus Plan

We have established an annual incentive cash bonus program in order to align senior executives’ goals with our performance objectives for the current year. The annual bonus awarded to each named executive officer is determined based on two factors:

•	corporate performance, expressed as the percentage of the Company’s actual Adjusted EBITDA to the target Adjusted EBITDA established by the Committee for the year; and

•	the bonus target factor established by the Committee for the executive’s position, expressed as a percentage of the individual’s base salary.

The Company’s target Adjusted EBITDA for the year is established in connection with management’s annual budgeting process and is intended to represent a level of performance that is the most probable of being achieved (i.e., a median result among possible future outcomes), assuming the successful implementation of the Company’s business plan. The Committee sets the Company’s target Adjusted EBITDA for the year in the first quarter of that year. The Committee defines the manner of calculation of Adjusted EBITDA, which may vary in some respects from Adjusted EBITDA used or publicly announced by the Company in other circumstances.

In January 2007, the Compensation Committee adopted the Company’s Performance-Based Annual Bonus Plan (the “Bonus Plan”), which was subsequently approved by stockholders at the 2007 Annual Meeting of Stockholders. In March 2008, the Committee adopted the 2008 Bonus Opportunities and Performance Goal (the “2008 Bonus Criteria”) pursuant to the Bonus Plan. The 2008 Bonus Criteria established the following bonus target factors, expressed as a percentage of base salary, for the named executive officers:

Incentive Bonus
Position	Target Factor

Chief Executive Officer (Mr. Boushy)	100%
Executive Vice President (Mr. Kanofsky)	85%
Senior Vice Presidents (Messrs. Neilsen, Walsh and Steinbauer)	75%

In connection with the May 2008 executive management reorganization, total bonus opportunities were increased for Messrs. Kanofsky, Neilsen and Walsh, and a bonus opportunity was established for Mr. Hodges, in each case outside the Bonus Plan, as described under “Contractual Revisions to Cash Bonus Opportunities” below.

The 2008 Bonus Criteria set the Company’s target Adjusted EBITDA (as defined in the 2008 Bonus Criteria) at $338,100,000. Target Adjusted EBITDA was defined to exclude non-recurring items and the performance and costs of acquisition and integration of any property or business unit acquired or sold by the Company during the year. The 2008 Bonus Criteria provided that each executive officer would be paid his target bonus if the Company’s actual Adjusted EBITDA were exactly equal to the target Adjusted

EBITDA, and that the bonus would increase or decrease (subject to rounding adjustments) with the square of the difference (expressed as a percentage) between 100% and actual Adjusted EBITDA as a percentage of target Adjusted EBITDA, up to a maximum of 200% of the target bonus if actual Adjusted EBITDA were 110% or more of target Adjusted EBITDA. No bonus would be paid if actual Adjusted EBITDA were 90% or less of target Adjusted EBITDA. Under the Bonus Plan, the Committee retains discretion to reduce (but not increase) incentive bonuses from the levels provided in the 2008 Bonus Criteria based on the Committee’s assessment of individual merit or such other factors as the Committee may determine.

Actual 2008 Adjusted EBITDA was slightly less than 90% of the target, and therefore no incentive bonuses were payable to the named executive officers pursuant to the 2008 Bonus Criteria.

Contractual Revisions to Cash Bonus Opportunities

In connection with the new employment agreements (or amendments to existing agreements) entered into with each of Messrs. Kanofsky, Neilsen, Hodges and Walsh at the time of the management reorganization in May 2008, the Committee established the following total bonus target opportunities, expressed as a percentage of each individual’s annualized base salary, taking into account the mid-year base salary increase.

Revised Bonus
Name	Target Factor

Mr. Kanofsky	100%
Mr. Neilsen	100%
Mr. Hodges	100%
Mr. Walsh	75%
Mr. Steinbauer	75%

As with the factors under the Bonus Plan, the higher factors for Messrs. Kanofsky, Neilsen and Hodges reflect their broader responsibilities and greater emphasis on “at-risk” compensation relative to base salary. These opportunities were to be earned based on the 2008 Bonus Criteria, but because the Bonus Plan does not permit increases in bonus opportunities after the 90th day of the fiscal year, any bonus payable in excess of the amount provided for in the 2008 Bonus Criteria was to be paid as a supplemental bonus outside of the Bonus Plan.

As was the case with the increases in base salaries, the Committee established these bonus opportunities based on its subjective assessment of the level of incentive compensation necessary and appropriate to recruit, retain and motivate the named executive officers appropriately for their increased responsibilities and in light of considerations related to the Company’s historical levels of compensation expense and internal pay equity.

Discretionary Cash Bonus

While the Company’s financial performance precluded payment of any level of incentive bonuses pursuant to the Bonus Plan for 2008 or bonuses under the contractual bonus targets, after the end of the year the Committee, in consultation with the Chief Executive Officer, determined that a number of extraordinary and largely unforeseeable and unbudgeted factors made the plan target unrealistic under the conditions that unfolded subsequent to the establishment of the 2008 Bonus Criteria. Chief among those factors were general economic conditions and the national financial crisis, which negatively impacted consumer confidence and spending. Dramatically inflated gasoline prices, which abated only in the second half of 2008, also seriously impacted overall demand, especially at our Black Hawk and

Jackpot properties, which are located a significant distance from the primary population centers they serve. New or extended tobacco smoking bans and unexpected changes in competitive factors also eroded revenues and Adjusted EBITDA beyond the extent anticipated at the time the 2008 Bonus Plan was established.

The Committee considered the Company’s performance relative to other gaming industry companies and took into account the difficult changes proactively and quickly implemented by the named executive officers after the reconstituted team assumed responsibility in the middle of 2008. These changes eliminated significant amounts of expense from the Company’s operations while minimizing the loss of profitable revenue and producing very favorable year-over-year trends in Adjusted EBITDA in the second half of 2008. The Committee further recognized that management also effectively promoted successful ballot initiatives that have positively impacted or will positively impact operations in three of our markets. Further evidence of the success of the reconstituted executive management team noted by the Committee was improved management morale at all levels.

Taking these factors into account, in January 2009 the Committee awarded each named executive officer, for services in 2008, a discretionary bonus equal to 65% of his target bonus (bonus target factor multiplied by annualized base salary, taking into account the mid-year increase) for 2008, with Mr. Hodges’ bonus determined, consistent with the recommendation of the Chief Executive Officer, as if he had been employed by the Company for the full year. These awards were determined to be an equitable element of compensation that would retain and motivate the named executive officers while representing a significant reduction from the amount that each named executive officer might have received for good performance under less extreme economic conditions. Consistent with the recommendation of the Chief Executive Officer, no adjustment for relative merit was used to differentiate awards among the named executive officers as the Committee wanted to reward the teamwork of the executive officers and believed such adjustments could have undermined the type of decisive action that the discretionary bonus was intended to reward.

Equity-Based Compensation

Our primary form of long-term compensation is annual grants of equity-based awards made pursuant to our Stock Incentive Plan. Equity-based awards are designed to align executives’ interests with the interests of stockholders by increasing in value as the price of our stock increases. They also give executives a greater incentive to focus on the long-term reputation, growth and performance of the Company and allow us to remain competitive in the market for management talent. Our equity-based awards help retain our named executive officers because they vest over a period of years and, to the extent not vested, are forfeited if the officer leaves the Company.

In 2008, equity-based awards included stock options and restricted stock units (“RSUs”). The Committee elected to use RSUs instead of the performance share units (“PSUs”) previously awarded to senior management in 2007. In addition to stock options, the Company had used RSUs for the equity-based compensation of management below the level of the named executive officers in 2007, but not for the named executive officers themselves. The Committee decided to award RSUs to the named executive officers in 2008 instead of PSUs in part for consistency of awards among management and also because the steep economic downturn that began in late 2007 had demonstrated the difficulty in setting long-term performance goals in an extremely volatile economy and because the continuing volatility at the time of the 2008 awards would likely substantially reduce the retention and incentive benefits from the use of PSUs.

Size of Grants

The Committee evaluates equity-based compensation in terms of fair market value of options to purchase Common Stock at the market price on the grant date, using the Black-Scholes-Merton option pricing model.

In connection with the executive management realignment in May 2008, the Committee established target factors for equity-based compensation for 2008, expressed as a percentage of base salary at the time of grant, for each of Messrs. Kanofsky, Neilsen, Hodges and Walsh as follows:

Equity Compensation
Name	Target Factor

Mr. Kanofsky	200%
Mr. Neilsen	200%
Mr. Hodges	175%
Mr. Walsh	150%

The target factor for Mr. Steinbauer remained unchanged at 125%. Higher equity compensation target factors for positions of broader responsibility implement the Company’s philosophy that increased responsibility should correspond to compensation that is increasingly tied to the equity performance.

Individual grants were determined as the product of (i) the target factor for the named executive officer and (ii) the named executive officer’s base salary. These factors produced a target value and, when divided by the per-share fair market value of the options, a target number for options granted at market price.

Comparing the Black-Scholes-Merton valuation of the stock options to the market value of the Company’s Common Stock, the Committee determined that each RSU had a fair value at the time of grant approximately equal to three times that of a stock option. In 2008, the Committee granted options valued at one-fourth of the total equity-based compensation target value for each named executive officer and RSUs for an equal number of shares. Therefore, the aggregate award for each named executive officer had an expected value equal to that officer’s equity-based compensation target, weighted three-to-one toward RSUs. This allocation among different types of equity-based compensation is the same as that settled upon in 2007 in consultation with the Committee’s compensation consultant (in that case, allocating among options and PSUs). The ratio is intended to provide a mix of incentives that promotes retention in all environments and neither over-emphasizes near-term stock prices nor creates excessive incentives for risk-taking, while retaining some of the greater upside potential of a larger award of only options.

Options

Options create incentives for management to take actions in order to increase the price of the underlying securities, thereby maximizing stockholder returns. Because our stock options are granted with an exercise price equal to the market value (defined as the average of the high and low sale prices of our Common Stock) on the date of grant, the options have value only to the extent that the price of our Common Stock increases compared to the price at the time of grant. Conversely, the value of options can significantly decrease, including to zero, in weakening markets for equities. All stock options granted by the Company since December 2007 vest over four years and have a 10-year term.

Restricted Stock Units

RSUs are rights to receive shares of Common Stock in the future after completion of a specified period of service with the Company. RSUs therefore create incentives not only to increase the Company’s stock price but also to minimize risks that can affect the value of the Common Stock over the long term. Unlike options, which can be rendered generally worthless by a large decline in stock prices which the executive officer may have little ability to control, RSUs retain incentive value in generally falling equity markets, such as has been experienced in the past year.

The RSUs awarded to each named executive officer in July 2008 entitle him to receive the specified number of shares of Common Stock in four equal annual installments, on the day before each of the first four anniversaries of the grant. However, Mr. Hodges, consistent with our policy for new employees, will become entitled to receive his shares on each May 30, the day before the anniversary of the commencement of his employment.

Timing of Grants

Our practices for granting equity-based compensation greatly reduce the possibility of timing being manipulated to result in stock option exercise prices that do not accurately reflect the value of the stock at the time of the option grant. All of our options are priced on the date the Committee takes formal action to grant the options, and we have never “backdated” the grant of options. Likewise, we do not intentionally time the grant of options in relation to anticipated increases or decreases in our stock price.

Regular awards of equity-based compensation for all eligible continuing employees, including named executive officers, are made on a single pre-established date each year. Prior to 2008, grants were regularly made in mid-December, which coincided with the measurement dates for Company performance that determine incentive cash bonuses for named executive officers. In 2008, the Company changed the date for granting awards of equity-based compensation to July. Management and the Committee determined that the separation of grant and vesting dates for equity-based compensation from the dates for cash bonuses would further the incentive and retention objectives of the Company by having elements of incentive compensation vest or become payable at two different times of each year.

New-hire options are, with very few exceptions, granted by the Committee on the last business day of the quarter in which employment starts.

Grants of options and other forms of equity-based compensation pursuant to the Stock Incentive Plan may also be made at other times (besides the annual grant and new hire grants) and for specific reasons, at the discretion of the Committee, such as for an exceptional individual contribution to the Company’s goals. During 2008, no named executive officer received any grant — apart from the regular annual grant or, in the case of Mr. Hodges, a new hire grant — under the Stock Incentive Plan.

Deferred Compensation Plan

We maintain a non-qualified Deferred Compensation Plan that allows highly compensated employees, including named executive officers, to voluntarily defer receipt of up to 90% of their base salary and up to 100% of their annual cash bonus until the date or dates selected by the participant at the time of annual enrollment. The Deferred Compensation Plan is offered to higher-level employees in order to allow them to defer taxation on more compensation than is permitted under our broad-based tax-qualified 401(k) Plan. Further, we offer the Deferred Compensation Plan as a competitive practice to enable us to attract and retain top talent, and have found it to be effective in that regard.

The amounts deferred under the Deferred Compensation Plan are credited with earnings or debited with losses equal to the returns on measurement funds selected from time to time by the participant from among a group of publicly available variable universal life insurance separate accounts. Participants may change their measurement fund selections at any time, which changes will become effective on the first day of the following month. To increase the security of the participants’ Deferred Compensation Plan benefits and ensure that the Company does not become subject to a significant unfunded liability for those benefits, the Company funds a grantor trust (known as a “rabbi trust”) with amounts equal to the participants’ deferrals and Company matching contributions and causes those funds to be invested in the accounts selected by the participants. The rabbi trust is designed so that assets are available to pay plan benefits to participants in the event the Company is unwilling or unable to pay the plan benefits for any reason other than insolvency (such as following a change in control or management of the Company). As a result, the Company is generally prevented from withdrawing or accessing assets for corporate needs, and the Company does not incur significant out-of-pocket expense related to participants’ earnings on their deferred compensation.

We make matching contributions to the Deferred Compensation Plan equal to 100% of the first 5% of salary and 100% of the first 5% of bonus deferred by the participant. Company matching contributions vest at the rate of 20% per year. Vested account balances are paid following termination of employment; however, participants may elect, at the time of annual enrollment, to receive their deferred amounts, adjusted for the performance of their selected measurement funds, either as short-term payouts starting as soon as five years from the date of deferral, or as a retirement benefit to be paid in up to 15 annual installments after retirement.

The level of deferred compensation benefits provided is typically not taken into account in determining a named executive officer’s overall compensation package for a particular year.

Insurance and Other Employee Benefits

In addition to the broad-based health and welfare benefits generally available to all full-time Company employees, the named executive officers and other eligible management-level employees are not required to pay premiums for medical, dental and vision coverage and certain other benefits, and they receive supplemental executive health benefits at no cost to them, which cover all co-payments, deductibles and other out-of-pocket costs up to certain limits. We have found that these benefits have been valuable in our efforts to recruit and retain qualified management personnel.

Perquisites

We provide a limited amount of perquisites and other personal benefits to our management, including our named executive officers. These perquisites primarily consist of complimentary meals, lodging and entertainment at our properties, use of season seats for sporting events when not provided to our customers and the use of condominium units in Sun Valley, Idaho that are leased by the Company. These benefits are minimal in value, broadly available to management-level employees and not considered by the Committee as a factor in establishing the specific compensation levels for any named executive officer.

Termination and Change in Control Payments

Each of the named executive officers is entitled to receive certain severance payments and other benefits upon a termination of his employment in specified circumstances. In October 2007, the Compensation Committee adopted the Change in Control Severance Plan (the “CIC Plan”). Adoption of the CIC Plan followed a review of the Company’s existing change in control provisions conducted by the Committee’s compensation consultant to ensure that the Company’s change in control-related protections are aligned with its defined philosophy and to identify potential changes in those protections aimed at strengthening the retention of executives, as well as establishing standard and competitive change in control terms. Prior to the adoption of the CIC Plan, Messrs. Boushy, Kanofsky and Walsh were eligible for “single-trigger” change in control severance payments under the terms of their existing employment agreements. The terms of the CIC Plan as adopted by the Committee reflect the Committee’s views that (i) best practices dictate that change in control cash payments should only be payable following termination of an executive officer’s employment (i.e., “double-trigger” benefits), rather than solely upon the occurrence of the change in control (“single-trigger” benefits) and (ii) the benefits payable to any executive officer should be set at the level necessary to fairly compensate the officer for income opportunities and other benefits lost in connection with a change of employment, rather than to enrich the officer upon a change in control. Prior to adopting the CIC Plan, the Committee also reviewed projections of total change in control severance costs and determined they were reasonable and not likely to impede or affect the consideration payable in a potential change in control transaction.

The purpose of the CIC Plan is to provide compensation and benefits to certain senior-level employees of the Company and its subsidiaries upon certain change in control events (a “Change in Control”) involving the Company. The CIC Plan and a similar plan adopted by the Committee in December 2007 for departmental director-level employees cover each of the Company’s current named executive officers and all other current and future employees of the Company and its subsidiaries in the position of director or higher, with the exception of Mr. Steinbauer and two other executives who elected to retain the benefits in their existing employment agreements in lieu of participating in the CIC Plan. All compensation and benefits provided to participants under the CIC Plan are in lieu of, and not in addition to, any severance or other termination pay or benefits payable specifically as a result of a Change in Control or a termination of employment within a specified period following a Change in Control that are provided for in any employment agreement between the Company or one of its subsidiaries and a participant.

Under the CIC Plan, upon the occurrence of a Change in Control, except as otherwise expressly provided in the applicable plan document or award agreement, all outstanding and unvested stock options and restricted stock held by each participant will become vested and non-forfeitable, without regard to whether the participant’s employment is terminated. This provision of the CIC Plan reflects a continuation of the pre-existing terms of the Stock Incentive Plan applicable to all participants and therefore does not increase any benefits. Based on the previous analysis of its compensation consultant, the Committee determined that single-trigger acceleration of equity awards is the predominant practice among the Company’s peer group and companies in general. Single-trigger vesting of equity awards may avoid complications in the event of a Change in Control that results in the Company’s Common Stock no longer being publicly traded and may also help retain key personnel prior to the transaction. The options awarded under the Stock Incentive Plan since its inception and the award agreements for the PSUs granted to the named executive officers in 2007 and the RSUs granted to the named executive officers in 2008 contain the same provision.

The CIC Plan provides for additional compensation on a double-trigger basis. If a participant’s employment is terminated within a one-year period following a Change in Control by a participant for a defined Good Reason, or by the Company for any reason other than Cause or the participant’s death or Disability (each as defined), the participant will be entitled to a lump-sum cash payment, payable within 10 days following the participant’s last day of employment, equal to, as applicable to the named executive officers:

•	if the participant is employed in a position above the Senior Vice President level (Messrs. Kanofsky, Neilsen and Hodges), two times the sum of the participant’s then-current annual base salary and target annual incentive bonus, plus a prorated target annual incentive bonus for the year in which the participant’s employment termination date occurs; and

•	if the participant is employed at the Senior Vice President level (Mr. Walsh), one and one-half times the sum of the participant’s annual base salary and target annual incentive bonus, plus a prorated target bonus for the year in which the participant’s termination date occurs.

The Committee set the levels of these payments with reference to compensation payable in the event of a change in control within the Company’s peer group and among other comparable companies, with the Company’s benefits established slightly below median levels. In addition, the larger proportion of salary payable to more senior executives is intended to reflect the additional time that may be required for such an executive to find a comparable position.

For a description of the specific payments that would be made to our named executive officers in connection with a Change in Control pursuant to the CIC Plan and Mr. Steinbauer’s employment agreement, see “Potential Payments Upon Termination of Employment or Change in Control.”

For 18 months, in the case of participants employed at the Senior Vice President level or higher, following a participant’s last day of employment, the participant and his or her eligible dependents will be entitled to continue to participate at the Company’s expense in the Company’s primary and supplemental executive health benefit plans as in effect immediately prior to the Change in Control, pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). This benefit also applies to Mr. Steinbauer under his employment agreement, notwithstanding that he is not participating in the CIC Plan.

In general, if an executive officer who is a participant in the CIC Plan becomes subject to the excise tax on “excess parachute payments” under Section 4999 of the Code, the Company will reimburse the participant for an amount equal to the amount of any such taxes imposed or to be imposed on the participant, and will “gross up” the tax reimbursement by paying the participant an additional amount equal to the total amount of any additional taxes (including income taxes, excise taxes, special taxes and employment taxes) that are payable by the participant as a result of the tax reimbursement, such that after payment of such additional taxes the participant will have received on a net after-tax basis an amount equal to the tax reimbursement. The Committee believed that such gross-up was reasonable based on competitive practices in order to ensure that the participants receive the intended net benefits under the CIC Plan and concluded that the projected gross-up costs would not be material to the Company.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code disallows a deduction for federal income tax purposes of most compensation exceeding $1,000,000 in any year paid to the chief executive officer and each of certain other executive officers of a publicly traded corporation. However, “performance-based compensation,” as defined in Section 162(m), is fully deductible. Our policy is to qualify our incentive compensation programs for full income tax deductibility to the extent feasible and consistent with our overall compensation goals. The Committee takes into account the effect of Section 162(m) if the potential compensation payable to any named executive officer approaches $1,000,000. The fact that compensation in excess of $1,000,000 may not be deductible for federal income tax purposes will not necessarily preclude the award of such compensation if the Committee believes it is otherwise justified. Had incentive bonus payments been made to named executive officers pursuant to the Bonus Plan for 2008, those amounts would have qualified as performance-based compensation. The discretionary cash bonuses awarded outside of that plan in early 2009 do not qualify. See “Incentive Cash Bonus — Contractual Revisions to Cash Bonus Opportunities” and “Incentive Cash Bonus — Discretionary Cash Bonus” above. In awarding these bonuses, the Committee considered the fact that all or a portion of the discretionary bonus awarded to Mr. Kanofsky, and possibly certain other named executive officers, may not be deductible by the Company in 2009 due to Section 162(m).

In 2008, Section 162(m) did not limit the deductibility of compensation paid to the named executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2008 and in this proxy statement.

By the Compensation Committee

Leslie Nathanson Juris, Chair
Carl Brooks
Luther P. Cochrane

Summary Compensation

The following table shows compensation information for 2006 through 2008 for each of our named executive officers.

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	Total($)

Gordon R. Kanofsky	2008	$674,134	$426,997	$168,686	$611,267	$0	$89,056	$1,970,140
Chief Executive Officer	2007	$522,854	$12,317	$7,101	$596,674	$254,541	$71,663	$1,465,180
and Vice Chairman	2006	$473,942	$0	$0	$484,928	$527,691	$81,462	$1,568,023
Thomas M. Steinbauer	2008	$440,192	$207,188	$66,302	$351,405	$0	$49,742	$1,114,829
Senior Vice President and Chief	2007	$397,885	$7,650	$3,568	$283,431	$158,100	$55,582	$906,216
Financial Officer	2006	$349,154	$0	$0	$220,971	$274,465	$57,259	$901,849
Ray H. Neilsen (7)	2008	$469,135	$299,801	$104,228	$244,802	$0	$77,091	$1,195,057
Chairman of the Board	2007	$297,884	$6,210	$3,130	$223,872	$128,340	$81,254	$740,690
	2006	$—	$—	$—	$—	$—	$—	$—
Larry A. Hodges (8)	2008	$315,192	$357,000	$56,638	$18,940	$0	$7,451	$755,221
President and Chief Operating	2007	$—	$—	$—	$—	$—	$—	$—
Officer	2006	$—	$—	$—	$—	$—	$—	$—
Peter C. Walsh	2008	$483,173	$228,624	$91,386	$357,928	$0	$64,743	$1,225,854
Senior Vice President, General	2007	$399,154	$9,000	$4,200	$486,054	$186,000	$57,108	$1,141,516
Counsel and Chief Administrative Officer	2006	$379,154	$0	$0	$1,055,507	$372,488	$63,660	$1,870,809
John M. Boushy (9)	2008	$480,693	$0	$721,495	$313,148	$0	$1,657,207	$3,172,543
Former Chief Executive	2007	$797,039	$19,200	$675,615	$882,070	$396,800	$91,762	$2,862,486
Officer and President	2006	$249,885	$328,125	$663,788	$588,544	$326,744	$33,716	$2,190,812

(1)	Salary consists of base salary, including amounts paid as paid time off (PTO) used by the named executive officer.

(2)	Represents (i) a one-time sign-on bonus paid to Mr. Boushy when he started working for the Company in 2006; and (ii) cash bonuses for 2007 and 2008 performance paid outside of the Bonus Plan in January of the following year.

(3)	Represents the amount of expense we recognized in the applicable year for financial statement reporting purposes, calculated in accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”), in connection with (i) the issuance of 95,876 restricted shares of Common Stock to Mr. Boushy when he agreed to join the Company on July 28, 2006. This value is determined by multiplying the number of the restricted shares that vested on each of January 1, 2007 and 2008 (31,959) and January 1, 2009 (31,958) by the closing sale price of the Common Stock on August 29, 2006, the date

Mr. Boushy commenced employment with us ($20.77); (ii) the grant of performance share units to each of the named executive officers in December 2007; and (iii) the grant of restricted stock units to each of the named executive officers other than Mr. Boushy in July 2008. This value is calculated as set forth in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on March 16, 2009 (the “2008 Form 10-K”). Estimates of forfeitures were disregarded in this calculation.

(4)	Represents the amount of expense we recognized in the applicable year for financial statement reporting purposes, calculated in accordance with FAS 123(R), in connection with the grant of stock options to the individuals in that year and prior years. The assumptions used to calculate these values are set forth in Note 9 of the Notes to Consolidated Financial Statements included in the 2008 Form 10-K, and in Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 16, 2007. Estimates of forfeitures were disregarded in this calculation.

(5)	Represents payment for performance in the applicable year made in January of the following year under the Bonus Plan for 2007 and our 2006 incentive cash bonus program for senior management.

(6)	The table below shows the components of this column for 2008, which include: the Company match on each individual’s 401(k) Plan contributions and on each individual’s Deferred Compensation Plan deferrals (including on deferrals of the individuals’ 2008 annual bonus that was paid in January 2009); the cost of excess term life insurance provided without charge to Mr. Kanofsky; the cost of providing health benefits for each individual and his covered dependents; and separation payments for Mr. Boushy following his termination of employment with the Company. The named executive officers received certain perquisites and other personal benefits, including complimentary food, lodging and entertainment at properties owned or leased by us. No named executive officer other than Mr. Neilsen individually received perquisites or other personal benefits with an aggregate value, based on the Company’s incremental cost, of $10,000 or more.

			Deferred
		401(k)	Compensation	Term Life			Health	Separation	Total All Other
Name	Year	Match	Plan Match	Insurance	Perquisites		Benefits(a)	Payments(b)	Compensation

Gordon R. Kanofsky	2008	$4,600	$55,057	$827	$—		$28,572	$0	$89,056
Thomas M. Steinbauer	2008	$4,600	$32,369	$0	$—		$12,773	$0	$49,742
Ray H. Neilsen	2008	$4,600	$0	$0	$59,718	(c)	$12,773	$0	$77,091
Larry A. Hodges	2008	$0	$0	$0	$—		$7,451	$0	$7,451
Peter C. Walsh	2008	$4,600	$35,590	$0	$—		$24,553	$0	$64,743
John M. Boushy	2008	$4,600	$24,035	$0	$—		$28,572	$1,600,000	$1,657,207

(a)	Represents the Company’s cost of providing self-funded primary and supplemental executive health benefits without cost to the named executive officer and his dependents, calculated in accordance with the Company’s COBRA rates for 2008.

(b)	Represents amounts paid or payable to Mr. Boushy in connection with his execution of a Separation Agreement and General and Special Release effective on May 31, 2008, which amounts are being paid in installments over 24 months from that date.

(c)	Includes reimbursement of monthly mortgage payments for Mr. Neilsen’s home in Las Vegas, Nevada, in the amount of $54,718.

(7)	Mr. Neilsen became an executive officer in 2007.

(8)	Mr. Hodges joined the Company as an executive officer on May 31, 2008.

(9)	Mr. Boushy began employment with the Company on August 29, 2006 as President, became Chief Executive Officer on November 19, 2006 and resigned as an officer and Director of the Company on May 31, 2008.

Grant of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during 2008. The equity awards identified in the table below are also reported in the Outstanding Equity Awards at December 31, 2008 table. The compensation plans under which the grants in this table were made are described generally in “Compensation Discussion and Analysis” and include the Bonus Plan, a non-equity incentive plan, and the Stock Incentive Plan, which provides for stock option, restricted stock, restricted stock unit and performance share unit grants.

Grants of Plan-Based Awards in 2008

						All Other
					All Other	Option Awards:		Grant Date
		Estimated Future Payouts			Stock Awards:	Number of	Exercise or	Fair Value
		Under Non-Equity			Number of	Securities	Base Price	of Stock
		Incentive Plan Awards(1)			Shares of	Underlying	of Option	and Option
		Threshold	Target	Maximum	Stock or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)(2)	(#)(3)	($/Share)(4)	($)(5)

Gordon R. Kanofsky	—	$4,463	$446,250	$892,500	—	—	$—	$—
	7/25/2008	$—	$—	$—	67,600			$849,732
	7/25/2008	$—	$—	$—	—	67,600	$12.57	$267,020

Thomas M. Steinbauer	—	$3,000	$300,000	$600,000	—	—	$—	$—
	7/25/2008	$—	$—	$—	20,350	—	$—	$255,800
	7/25/2008	$—	$—	$—	—	20,350	$12.57	$80,383

Ray H. Neilsen	—	$2,250	$225,000	$450,000	—	—	$—	$—
	7/25/2008	$—	$—	$—	51,830	—	$—	$651,503
	7/25/2008	$—	$—	$—	—	51,830	$12.57	$204,729

Larry A. Hodges	—	$—	$—	$—	—	—	$—	$—
	7/25/2008	$—	$—	$—	41,775	—	$—	$525,112
	7/25/2008	$—	$—	$—	—	41,775	$12.57	$165,011

Peter C. Walsh	—	$3,000	$300,000	$600,000	—	—	$—	$—
	7/25/2008	$—	$—	$—	33,800	—	$—	$424,866
	7/25/2008	$—	$—	$—	—	33,800	$12.57	$133,510
John M. Boushy	—	$8,000	$800,000	$1,600,000	—	—	$—	$—

(1)	These columns show the range of payouts targeted for 2008 performance under the Bonus Plan as described in the section entitled “Components of Compensation for 2008 — Incentive Cash Bonus” of “Compensation Discussion and Analysis.” No amounts were payable under the Bonus Plan for 2008.

(2)	This column shows restricted stock units granted under the Stock Incentive Plan, which are described in the section entitled “Components of Compensation for 2008 — Equity-Based Compensation” of “Compensation Discussion and Analysis” and in the Outstanding Equity Awards at December 31, 2008 table. The restricted stock units granted to the named executive officers were part of our annual equity award program.

(3)	This column shows stock options granted under the Stock Incentive Plan, which are described in the section entitled “Components of Compensation for 2008 — Equity-Based Compensation” of “Compensation Discussion and Analysis” and in the Outstanding Equity Awards at December 31, 2008 table. The options granted to the named executive officers were part of our annual equity award program.

(4)	For purposes of the Stock Incentive Plan, the “fair market value per share” of our Common Stock on the date of grant is defined as the average of the high and low sale prices of the Common Stock on the Nasdaq Global Select Market on that date. We have consistently granted options on that basis rather than using the closing market price on the date of grant.

(5)	The amounts shown in this column represent the fair value of the restricted stock unit and option awards as of the grant date, determined pursuant to FAS 123(R). Regardless of the value placed on a restricted stock unit or a stock option on the grant date, the actual value realized by the named executive officer of the restricted stock unit or the option will depend on the market price of our Common Stock at such date in the future when the restricted stock unit vests or the option is exercised.

Outstanding Equity Awards

The following table shows all outstanding stock options, unvested shares of restricted stock and restricted stock units and unvested performance share units held by the named executive officers at the end of 2008.

Outstanding Equity Awards at December 31, 2008

							Stock Awards
										Equity Incentive
	Option Awards						Number	Market Value	Equity Incentive	Plan Awards:
	Number of	Number of					of Shares	of Shares	Plan Awards:	Market or Payout
	Securities	Securities					or Units	or Units	Number of Unearned	Value of Unearned
	Underlying	Underlying	Option				of Stock	of Stock	Shares, Units or	Shares, Units or
	Unexercised	Unexercised	Exercise	Option		Option	That Have	That Have	Other Rights that	Other Rights that
	Options(#)	Options(#)	Price	Grant		Expiration	Not Vested	Not Vested	Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable	($)	Date		Date	(#)(1)	($)(1)	(#)(2)	($)(2)

Gordon R. Kanofsky(3)	55,660	0	$6.97	12/20/2002	(4)	12/20/2012	67,600	$584,064	21,710	$187,574
	48,340	0	$11.53	12/11/2003	(4)	12/11/2013	—	$—	—	$—
	67,040	16,760	$21.30	12/16/2004	(4)	12/16/2011	—	$—	—	$—
	46,272	30,848	$22.87	12/15/2005	(4)	12/15/2012	—	$—	—	$—
	33,932	50,898	$31.68	12/14/2006	(4)	12/14/2013	—	$—	—	$—
	5,427	16,283	$28.11	12/15/2007	(5)	12/15/2017	—	$—	—	$—
	0	67,600	$12.57	7/25/2008	(5)	7/25/2018	—	$—	—	$—
Thomas M. Steinbauer	22,840	0	$11.53	12/11/2003	(4)	12/11/2013	20,350	$175,824	10,910	$94,262
	10,680	0	$6.97	12/11/2003	(6)	12/20/2012	—	$—	—	$—
	31,680	7,920	$21.30	12/16/2004	(4)	12/16/2011	—	$—	—	$—
	21,636	14,424	$22.87	12/15/2005	(4)	12/15/2012	—	$—	—	$—
	16,288	24,432	$31.68	12/14/2006	(4)	12/14/2013	—	$—	—	$—
	2,727	8,183	$28.11	12/15/2007	(5)	12/15/2017	—	$—	—	$—
	0	20,350	$12.57	7/25/2008	(5)	7/25/2018	—	$—	—	$—
Ray H. Neilsen	9,348	0	$6.97	12/20/2002	(4)	12/20/2012	51,830	$447,811	9,570	$82,685
	17,940	0	$11.53	12/11/2003	(4)	12/11/2013	—	$—	—	$—
	25,600	6,400	$21.30	12/16/2004	(4)	12/16/2011	—	$—	—	$—
	17,742	11,828	$22.87	12/15/2005	(4)	12/15/2012	—	$—	—	$—
	12,408	18,612	$31.68	12/14/2006	(4)	12/14/2013	—	$—	—	$—
	2,392	7,178	$28.11	12/15/2007	(5)	12/15/2017	—	$—	—	$—
	0	51,830	$12.57	7/25/2008	(5)	7/25/2018
Larry A. Hodges(3)	9,000	0	$1.50	3/12/1999	(7)	3/12/2009	41,775	$360,936	—	$—
	5,000	0	$2.03	6/16/2000	(7)	6/16/2010	—	$—	—	$—
	20,000	0	$2.36	10/16/2000	(7)	10/16/2010	—	$—	—	$—
	15,000	0	$6.62	6/8/2001	(7)	6/8/2011	—	$—	—	$—
	15,000	0	$13.22	6/7/2002	(7)	6/7/2012	—	$—	—	$—
	15,000	0	$10.23	7/18/2003	(7)	7/18/2013	—	$—	—	$—
	15,000	0	$15.77	7/16/2004	(7)	7/16/2014	—	$—	—	$—
	15,000	0	$27.41	6/17/2005	(7)	6/17/2012	—	$—	—	$—
	15,000	0	$20.94	6/9/2006	(7)	6/9/2013
	15,000	0	$31.37	6/8/2007	(7)	6/8/2014	—	$—	—	$—
	0	41,775	$12.57	7/25/2008	(5)	7/25/2018	—	$—	—	$—
Peter C. Walsh(3)	228,000	0	$13.18	3/8/2002	(8)	3/8/2012	33,800	$292,032	12,840	$110,938
	22,496	0	$6.97	12/20/2002	(4)	12/20/2012	—	$—	—	$—
	10,512	0	$11.53	12/11/2003	(4)	12/11/2013	—	$—	—	$—
	39,040	9,760	$21.30	12/16/2004	(4)	12/16/2011	—	$—	—	$—
	27,762	18,508	$22.87	12/15/2005	(4)	12/15/2012	—	$—	—	$—
	20,360	30,540	$31.68	12/14/2006	(4)	12/14/2013	—	$—	—	$—
	3,210	9,630	$28.11	12/15/2007	(5)	12/15/2017	—	$—	—	$—
	0	33,800	$12.57	7/25/2008	(5)	7/25/2018	—	$—	—	$—
John M. Boushy(3)	140,000	70,000	$18.59	—	(9)	7/28/2013 (9)	31,958	$276,117	—	$—

(1)	These columns show RSUs granted under the Stock Incentive Plan to each of the named executive officers other than Mr. Boushy on July 25, 2008 as part of our annual equity award program. The RSUs vest 25% on each of July 24, 2009, 2010, 2011 and 2012. Dividends or dividend equivalents are not payable with respect to the RSUs. These columns also show restricted shares of Common Stock granted to Mr. Boushy when he agreed to join the Company on July 28, 2006. One-third of the shares vested on each of January 1, 2007, 2008 and 2009. The restricted shares paid dividends during the restriction period in additional restricted shares at the same rate as dividends paid on other outstanding shares of Common Stock. Dividend shares were issued based on the market value of the Common Stock on the record date for the applicable dividend and were subject to the same vesting restrictions as the shares on which the dividends are paid. The dividend shares are not included in this table. The market value of the shares shown in the table is calculated based on the closing sale price of the Common Stock on December 31, 2008 ($8.64).

(2)	These columns show PSUs granted under the Stock Incentive Plan to each of the named executive officers other than Mr. Hodges on December 15, 2007 as part of our annual equity award program. Each PSU represents the right to receive one share of Common Stock when the PSU has been earned and has vested. The number of PSUs earned will range from zero to 200% of the number of PSUs granted, based on the extent to which the specified performance objectives are attained for the two-year performance period ending December 31, 2009. Assuming continued employment or other qualifying relationship with the Company, 50% of the earned PSUs will vest on February 8, 2010, 25% of the earned PSUs will vest on December 31, 2010 and 25% of the earned PSUs will vest on December 30, 2011. Dividends or dividend equivalents are not payable with respect to the PSUs. The number of PSUs shown in the table is based on achievement of the performance objectives at the target level during the performance period and the payout value is calculated based on the closing sale price of the Common Stock on December 31, 2008 ($8.64).

(3)	The options granted to Messrs. Kanofsky, Hodges, Walsh and Boushy were transferred by them without consideration to their respective revocable family trusts for estate planning purposes.

(4)	These options vest on our then-standard five-year vesting schedule: assuming continued employment or other qualifying relationship with the Company, 20% of the options in the original grant vest on the day before the first anniversary of the grant date and thereafter 20% vest on the same day in each of the next four years.

(5)	These options vest on our current standard four-year vesting schedule: assuming continued employment or other qualifying relationship with the Company, 25% of the options in the original grant vest on the day before the first anniversary of the grant date and thereafter 25% vest on the same day in each of the next three years.

(6)	20% of the options in the original grant vested on each of December 19, 2003, 2004, 2005, 2006 and 2007.

(7)	These options, pursuant to our then-standard schedule for grants to non-employee Directors, vest in full on the first anniversary of the date of grant, assuming continued service as a Director or other qualifying relationship with the Company.

(8)	20% of the options in the original grant vested on each of April 2, 2003, 2004, 2005, 2006 and 2007.

(9)	These new-hire options were granted on July 28, 2006. 70,000 of the options vested on each of January 1, 2007 and 2008. Pursuant to the Separation Agreement and General and Special Release entered into in connection with Mr. Boushy’s termination of employment on May 31, 2008, (i) the remaining 70,000 options continued to vest until January 1, 2009, at which point these 70,000 options vested and (ii) the options will expire on May 31, 2010.

Option Exercises and Stock Vested

The following table shows all stock options exercised by and vesting of restricted stock held by the named executive officers in 2008 and the value realized upon exercise or vesting.

Option Exercises and Stock Vested in 2008

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
	(#)	($)	(#)	(#)(1)

Gordon R. Kanofsky	0	$0	0	$0
Thomas M. Steinbauer	0	$0	0	$0
Ray H. Neilsen	0	$0	0	$0
Larry A. Hodges	0	$0	0	$0
Peter C. Walsh	0	$0	0	$0
John M. Boushy	0	$0	31,959	$868,965

(1)	Amount reflects the number of shares multiplied by the closing sale price of the Common Stock on January 2, 2008, the first trading day following the vesting date. Shares previously received as dividends on the restricted shares are not reflected in this table.

Nonqualified Deferred Compensation

We maintain a nonqualified Deferred Compensation Plan, which is described in the section entitled “Compensation Discussion and Analysis — Components of Compensation for 2008 — Deferred Compensation Plan.”

The following table shows certain information concerning the Deferred Compensation Plan for the named executive officers.

	Nonqualified Deferred Compensation for 2008
				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate
	Contributions	Contributions	Earnings in	Distributions	Balance at
	in 2008	in 2008	2008	in 2008	December 31, 2008
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)

Gordon R. Kanofsky	$122,470	$55,057	$(347,826)	$57,758	$839,039
Thomas M. Steinbauer	$32,369	$32,369	$(84,541)	$40,097	$540,695
Ray H. Neilsen	$0	$0	$(17,753)	$0	$79,819
Larry A. Hodges	$0	$0	$0	$0	$0
Peter C. Walsh	$82,611	$35,590	$(95,168)	$0	$855,752
John M. Boushy	$144,208	$24,035	$(232,984)	$468,224	$0

(1)	The amounts in this column are also included in the “Salary” and “Bonus” columns of the Summary Compensation Table.

(2)	The amounts in this column are also included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	No named executive officer received preferential or above-market earnings on deferred compensation.

(4)	Does not include deferrals by the named executive officers of their 2008 bonus that was paid in January 2009 or Company matching contributions on those deferrals. Such amounts are included in the “Bonus” and “All Other Compensation” columns, respectively, of the Summary Compensation Table.

Payments Upon Termination of Employment or Change in Control

Pursuant to employment agreements in effect as of December 31, 2008 between the Company and each of Messrs. Kanofsky, Neilsen, Hodges, Walsh and Steinbauer and our Change in Control Severance Plan (the “CIC Plan”) in which Messrs. Kanofsky, Neilsen, Hodges and Walsh are participants, each of them would be entitled to receive certain payments and benefits upon termination of their employment under certain circumstances, including following a change in control of the Company (“CIC”), as described below. Except in the case of voluntary termination by Mr. Steinbauer as described below, none of the named executive officers would be entitled to any payments or benefits upon voluntary termination of employment by the executive officer without good reason (as defined in the employment agreements and the CIC Plan), retirement, termination as a result of death or disability (as defined in the employment agreements) or termination by the Company for cause (as defined in the employment agreements and the CIC Plan), other than (i) distribution of vested account balances in our Deferred Compensation Plan as described below and (ii) payments and benefits provided on a non-discriminatory basis to salaried employees generally.

Mr. Kanofsky.  If we terminate Mr. Kanofsky’s employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Kanofsky terminates his employment for good reason, in either case at any time prior to a CIC or after one year following a CIC, Mr. Kanofsky is entitled to receive (i) severance equal to two times his annual base salary, payable in equal installments over 24 months (a total of $1,500,000 as of December 31, 2008) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Kanofsky and his eligible dependents for 18 months (having an estimated cost to the Company of $42,858 as of December 31, 2008). Such payments and benefits would be contingent on Mr. Kanofsky’s (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement for a period of 24 months following termination of employment.

Assuming that a CIC occurred on December 31, 2008 at a transaction price of $8.64, the closing price of our Common Stock on December 31, 2008 (the “CIC Assumption”), as is the case with all employees who hold equity awards, Mr. Kanofsky’s unvested stock options and Units would vest immediately upon the CIC (having a value of $771,638). If Mr. Kanofsky’s employment is terminated without cause, or if he terminates his employment for good reason, as defined in the CIC Plan, within one year following the CIC, he would receive, in lieu of the above-described severance payments, (i) a severance payment equal to two times his annual base salary and target incentive bonus in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in a lump sum ($3,000,000 as of December 31, 2008) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Kanofsky and his eligible dependents for 18 months following termination as provided above. Such severance payments and benefits would be contingent on Mr. Kanofsky’s signing a release of all claims against the Company. Based on the CIC Assumption, no excise tax would be payable by Mr. Kanofsky.

Mr. Neilsen.  If we terminate Mr. Neilsen’s employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Neilsen terminates his employment for good reason, in either case at any time prior to a CIC or after one year following a CIC, Mr. Neilsen is entitled to receive (i) severance equal to two times his annual base salary, payable in equal installments over 24 months (a total of $1,150,000 as of December 31, 2008) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Neilsen and his eligible dependents for 18 months (having an estimated cost to the Company of $19,160 as of December 31, 2008). Such payments and benefits would be contingent on Mr. Neilsen’s (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement for a period of 24 months following termination of employment.

Based on the CIC Assumption, Mr. Neilsen’s unvested stock options and Units would vest immediately upon the CIC (having a value of $530,496). If Mr. Neilsen’s employment is terminated without cause, or if he terminates his employment for good reason, as defined in the CIC Plan, within one year following the CIC, he would receive, in lieu of the above-described severance payments, (i) a severance payment equal to two times his annual base salary and target incentive bonus in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in a lump sum ($2,300,000 as of December 31, 2008) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Neilsen and his eligible dependents for 18 months following termination as provided above. Additionally, Mr. Neilsen would be entitled to be reimbursed (“grossed-up”) for any excise tax payable by him under Section 4999 of the Code as well as any income and excise taxes payable by him as a result of the reimbursement for the Section 4999 excise tax. The tax gross-up is expected to have a value of $913,208, based on the CIC Assumption, a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a state income tax rate of 5%. Such severance payments and benefits would be contingent on Mr. Neilsen’s signing a release of all claims against the Company.

Mr. Hodges.  If we terminate Mr. Hodges’ employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Hodges terminates his employment for good reason, in either case at any time prior to a CIC or after one year following a CIC, Mr. Hodges is entitled to receive (i) severance equal to two times his annual base salary, payable in equal installments over 24 months (a total of $1,100,000 as of December 31, 2008) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Hodges and his eligible dependents for 18 months (having an estimated cost to the Company of $19,160 as of December 31, 2008). Such

payments and benefits would be contingent on Mr. Hodges’ (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement for a period of 24 months following termination of employment.

Based on the CIC Assumption, Mr. Hodges’ unvested stock options and RSUs would vest immediately upon the CIC (having a value of $360,936). If Mr. Hodges’ employment is terminated without cause, or if he terminates his employment for good reason, as defined in the CIC Plan, within one year following the CIC, he would receive, in lieu of the above-described severance payments, (i) a severance payment equal to two times his annual base salary and target incentive bonus in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in a lump sum ($2,200,000 as of December 31, 2008) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Hodges and his eligible dependents for 18 months following termination as provided above. Additionally, Mr. Hodges would be entitled to be grossed-up for any excise tax payable by him under Section 4999 of the Code as well as any income and excise taxes payable by him as a result of the reimbursement for the Section 4999 excise tax. The tax gross-up is expected to have a value of $1,038,479, based on the CIC Assumption, a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and no state income tax. Such severance payments and benefits would be contingent on Mr. Hodges’ signing a release of all claims against the Company.

Mr. Walsh.  If we terminate Mr. Walsh’s employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Walsh terminates his employment for good reason, in either case at any time prior to a CIC or after one year following a CIC, Mr. Walsh is entitled to receive (i) severance equal to one times his annual base salary, payable in equal installments over 12 months (a total of $500,000 as of December 31, 2008) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Walsh and his eligible dependents for 18 months (having an estimated cost to the Company of $36,831 as of December 31, 2008). Such payments and benefits would be contingent on Mr. Walsh’s (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement for a period of 12 months following termination of employment.

Based on the CIC Assumption, Mr. Walsh’s unvested stock options and Units would vest immediately upon the CIC (having a value of $402,970). If Mr. Walsh’s employment is terminated without cause, or if he terminates his employment for good reason, as defined in the CIC Plan, within one year following the CIC, he would receive, in lieu of the above-described severance payments, (i) a severance payment equal to one and one-half times his annual base salary and target incentive bonus in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in a lump sum ($1,312,500 as of December 31, 2008) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Walsh and his eligible dependents for 18 months following termination as provided above. Such severance payments and benefits would be contingent on Mr. Walsh’s signing a release of all claims against the Company. Based on the CIC Assumption, no excise tax would be payable by Mr. Walsh.

Mr. Steinbauer.  If we terminate Mr. Steinbauer’s employment without cause, or if Mr. Steinbauer terminates his employment for any reason, including retirement, voluntary resignation, death or disability, Mr. Steinbauer is entitled to receive (i) a lump-sum severance payment of $275,000, (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Steinbauer and his eligible dependents for 18 months (having an estimated cost to the Company of $19,160 as of December 31, 2008) and (iii) an extension of the right to exercise all of his stock options that were vested as of the date of termination until the later of one year following termination or 90 days after the cessation of any qualifying relationship (including a relationship as a Director or consultant) with the Company. Such payments and benefits would be contingent on Mr. Steinbauer’s signing a release of all claims against the Company. Mr. Steinbauer’s employment agreement contains a covenant not to compete with the Company (but not a non-solicitation covenant) for a period of one year following termination of employment, although the foregoing payments and benefits are not expressly conditioned on Mr. Steinbauer’s abiding by the non-competition covenant. Mr. Steinbauer would not be entitled to receive any additional payments or benefits in the event of a CIC, other than the immediate vesting of all of his unvested stock options and Units (having a value of $270,086 based on the CIC Assumption) and the payments and benefits provided on a non-discriminatory basis to salaried employees generally.

In the event a named executive officer’s employment terminates for any reason, whether before or after a CIC, the officer’s vested account balance in the Deferred Compensation Plan will be distributed to him in a lump sum or, in the case of retirement, over a period of years previously selected by the officer. As of December 31, 2008, these balances are: Mr. Kanofsky — $839,039; Mr. Neilsen — $79,819; Mr. Hodges — $0; Mr. Walsh — $855,752; and Mr. Steinbauer — $540,695.

Mr. Boushy.  In connection with Mr. Boushy’s resignation, the Company entered into a Separation Agreement and General and Special Release with Mr. Boushy, dated May 31, 2008 (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Boushy’s employment with the Company terminated effective as of the close of business on May 31, 2008 (the “Separation Date”).

In consideration of Mr. Boushy’s execution of the Separation Agreement and compliance with his obligations thereunder and under his Executive Employment Agreement dated as of July 28, 2006 (the “Boushy Agreement”), including, but not limited to, the release of the Company from all claims and causes of action and continued compliance with certain restrictive covenants set forth in the Boushy Agreement and as modified by the Separation Agreement relating to accepting competing employment for a period of six months following the Separation Date or soliciting employees of the Company for a period of 24 months following the Separation Date, the Company agreed to pay Mr. Boushy $1,600,000 (the “Separation Payment”), which represented two times Mr. Boushy’s annual base salary on the Separation Date. Subject to the terms of the Boushy Agreement, the Separation Payment is payable to Mr. Boushy in equal installments over 24 months following the Separation Date at the same frequency as the Company’s regular payroll payments, though installments of the Separation Payment that would have been payable before December 10, 2008 were deferred until that date in order to comply with Section 409A of the Code.

In addition, Mr. Boushy is entitled to continuation of Company-paid primary and supplemental executive health benefits for Mr. Boushy and his eligible dependents for 18 months after the Separation Date (having an estimated cost to the Company of $42,858 as of December 31, 2008).

Pursuant to the Separation Agreement, certain options to purchase 70,000 shares of Common Stock previously granted to Mr. Boushy (defined as the “Three-Year Options” in the Boushy Agreement) (i) continued to vest following the Separation Date in accordance with their existing terms as if Mr. Boushy had continued to be employed by the Company through and including the vesting date of January 1, 2009 and (ii) shall remain outstanding for a period of two years following the Separation Date. In addition, 32,815 shares of unvested restricted stock held by Mr. Boushy as of the Separation Date, plus any additional restricted shares awarded as dividend equivalents from and after the date of the Separation Agreement, remained outstanding and continued to vest following the Separation Date in accordance with their existing terms as if Mr. Boushy had continued to be employed by the Company through and including the vesting date of January 1, 2009. All other stock options granted to Mr. Boushy that were outstanding and vested as of the Separation Date remained outstanding and exercisable for a period of 90 days following the Separation Date.

Except as specifically set forth above, all stock options and PSUs previously granted to Mr. Boushy that were not vested as of the Separation Date were forfeited and terminated as of the Separation Date.

Except as noted above with respect to the reimbursement of Section 4999 excise and related taxes to Messrs. Kanofsky, Neilsen, Hodges and Walsh in the event of a CIC, all payments and benefits described above are subject to applicable income, Medicare and other tax withholding.

Directors’ Compensation

Directors who are employees of the Company (currently, Messrs. Kanofsky, Neilsen, Hodges and Steinbauer) receive no additional compensation for serving on the Board. In 2008, we provided the following compensation to non-employee Directors, including Mr. Hodges, who was a non-employee Director until May 31, 2008.

Director Compensation for 2008

	Fees Earned or	Option	Stock	All Other
Name	Paid in Cash ($)	Awards ($)(1)	Awards ($)(1)	Compensation ($)		Total ($)

Carl Brooks	$80,500	$66,837	$17,248	$2,000	(2)	$166,585
Luther P. Cochrane	$80,500	$66,837	$17,248	$0		$164,585
Larry A. Hodges	$47,000	$61,427	$0	$2,000	(2)	$110,427
Leslie Nathanson Juris	$85,500	$66,837	$17,248	$0		$169,585
J. William Richardson	$95,500	$66,837	$17,248	$0		$179,585

(1)	Represents the expense we recognized in 2008 for financial statement reporting purposes, calculated in accordance with FAS 123(R), in connection with the grant of stock options and RSUs to the Directors in 2008 and stock options to the Directors in 2007. The assumptions used to calculate these values are set forth in Note 9 of the Notes to Consolidated Financial Statements included in the 2008 Form 10-K. Estimates of forfeitures were disregarded in this calculation. All options granted to Directors in 2007 vested in full one year from the date of grant. All options and RSUs granted to Directors in 2008 vest in equal installments over a period of four years from the grant date. The following table shows the total number of stock options and RSUs outstanding as of December 31, 2008 and the grant date fair value of the options and RSUs granted in 2008. The grant date fair value of the stock options and RSUs is determined in accordance with FAS 123(R). Regardless of the value placed on a stock option or RSU on the grant date, the actual value of the option or RSU will depend on the market value of the Common Stock at such date in the future when the option is exercised or the RSU vests. The options and RSUs held by Mr. Hodges are included in the Outstanding Equity Awards at December 31, 2008 table and not in the following table.

	Total Options	Grant Date Fair	Total Stock Awards	Grant Date Fair
	Outstanding at	Value of Options	Outstanding at	Value of Stock Awards
Name	December 31, 2008	Granted in 2008	December 31, 2008	Granted in 2008

Carl Brooks	42,500	$40,575	7,500	$129,255
Luther P. Cochrane	42,500	$40,575	7,500	$129,255
Leslie Nathanson Juris	81,000	$40,575	7,500	$129,255
J. William Richardson	80,000	$40,575	7,500	$129,255

(2)	This amount represents fees paid to Mr. Hodges (through May 31, 2008) and Mr. Brooks (after May 31, 2008) for service as Chairman of the Compliance Committee that oversees our Gaming Compliance Program. The Compliance Committee is not a Board committee.

In 2008, each non-employee Director received an annual Director’s fee of $50,000, paid in quarterly installments, plus $4,500 for each Board meeting (and each Board committee meeting held other than in conjunction with a Board meeting) attended in person. The Chairs of the Audit and Compensation Committees received an additional annual fee of $15,000 and $10,000, respectively, paid quarterly, for service in those capacities. Pursuant to our 2002 Non-Employee Directors’ Stock Election Plan, each non-employee Director may elect to be paid all or a portion of his or her Director’s and Board committee fees in shares of Common Stock in lieu of cash. None of our current Directors has elected to do so.

Our Gaming Compliance Program requires one of the members of the Compliance Committee that oversees that Program to be an outside Director of the Company. Mr. Brooks currently serves as the Chairman of the Compliance Committee. For these additional services, Mr. Brooks receives compensation of $1,000 per meeting, whether attended in person or by telephone. Mr. Steinbauer is also a member of the Compliance Committee, but does not receive any additional compensation for these services.

In 2008, the Company granted 7,500 RSUs and options to purchase 7,500 shares of Common Stock to each non-employee Director on the date of the 2008 Annual Meeting of Stockholders. The options granted become exercisable in equal installments over a period of four years from the grant date. We also reimburse each non-employee Director for reasonable out-of-pocket expenses incurred in his or her capacity as a member of the Board or its committees. No payments are made for participation in telephonic meetings of the Board or its committees or actions taken in writing.

Equity Compensation Plan Information

The following table presents certain information regarding our equity compensation plans as of December 31, 2008.

					Number of securities remaining
	Number of securities to		Weighted-average		available for future issuance under
	be issued upon exercise		exercise price of		equity compensation plans
	of outstanding options,		outstanding options,		(excluding securities reflected in
	warrants and rights		warrants and rights		column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders	6,215,936	(1)	$20.30	(1)	2,661,461	(1)(2)
Equity compensation plans not approved by security holders	0		—		0

Total	6,215,936	(1)	$20.30	(1)	2,661,461	(1)(2)

(1)	The numbers shown in the table include outstanding stock options, restricted stock units and performance share units. The numbers assume that the outstanding performance share units are earned based on the achievement of the specified performance objectives at the target level. The weighted-average exercise price shown in column (b) does not take into account the restricted stock units or performance share units.

(2)	Includes 392,340 shares of Common Stock remaining available for future issuance under our 2002 Non-Employee Directors’ Stock Election Plan.

REPORT OF AUDIT COMMITTEE

In conjunction with its activities during the 2008 fiscal year, the Audit Committee has reviewed and discussed our audited financial statements with our management. The members of the Audit Committee have also discussed with our independent registered public accounting firm the matters required to be discussed by SAS 114 (The Auditor’s Communication with Those Charged with Governance, AU Section 380). The Audit Committee has received from our independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent registered public accounting firm their independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our 2008 Form 10-K.

By the Audit Committee

J. William Richardson, Chairman
Carl Brooks
Luther P. Cochrane

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the fiscal year ended December 31, 2008 was Ernst & Young LLP, which firm the Audit Committee has selected to serve in such capacity during 2009. A representative of Ernst & Young is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

In addition to performing the audit of our consolidated financial statements, Ernst & Young provided various other services to the Company and our subsidiaries during 2008 and 2007.

The aggregate fees billed by Ernst & Young for 2008 and 2007 for each of the following categories of services are set forth below:

	2008	2007

Audit Fees
• Annual audit of consolidated and subsidiary financial statements, including Sarbanes-Oxley Section 404 attestation
• Reviews of quarterly financial statements
• Other services normally provided by the auditor in connection with regulatory filings	$1,282,617	$1,298,801
Audit-Related Fees
• Assurance and related services reasonably related to the performance of the audit or reviews of the financial statements:
— 2008 and 2007: employee benefit plan audit	25,200	26,760
Tax Fees
• 2008 and 2007: primarily related to tax planning and advice and various tax compliance services	275,443	462,064
All Other Fees
• Consultation related to proposed debt offering	116,428	—

Total	$1,699,688	$1,787,625

The Audit Committee has concluded that the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining auditor independence.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Transactions with Related Persons

Our Board of Directors is committed to upholding the highest standards of legal and ethical conduct in fulfilling its responsibilities and recognizes that related person transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid transactions with related persons.

In January 2007, the Board adopted a written policy and procedures for review, approval and monitoring of transactions involving the Company or one of its subsidiaries and “related parties” (defined as Directors, nominees for election as Directors, executive officers and stockholders owning more than 5% of our outstanding Common Stock, or members of their immediate families). The policy generally covers any related party transaction in which the aggregate amount involved will or is expected to exceed $100,000 in any calendar year in which a related party has a direct or material indirect interest.

The Audit Committee must review the material facts of all related party transactions and either approve or disapprove of the Company’s entry into the transaction. If advance Audit Committee approval is not feasible, the related party transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Audit Committee will take into account, among other factors, whether the transaction is on terms no less favorable to the Company than terms generally available in a transaction with an unaffiliated third party under similar circumstances and the extent of the related party’s interest in the transaction. The Audit Committee has determined that certain types of related party transactions that are not considered to involve a significant risk of potential or actual conflicts of interest are deemed to be pre-approved or ratified by the Audit Committee under the policy. Additionally, the Board has delegated to the Chairman of the Audit Committee the authority to pre-approve or ratify any related party transaction in which the aggregate amount involved is expected to be less than $250,000.

A Director will not participate in any discussion or approval of a related party transaction in which he or she is a related party, but will provide all material information concerning the transaction to the Audit Committee. If a related party transaction will be ongoing, the Audit Committee may establish guidelines for management to follow in its dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the related party to see that they are in compliance with the Audit Committee’s guidelines and that the transaction remains appropriate.

Any executive officer, Director or nominee, or a greater-than-5% stockholder employed by the Company, who proposes to enter into a related party transaction must notify the Chairman of the Audit Committee prior to engaging in the transaction and provide all material information concerning the proposed transaction to the Chairman. Any executive officer or Director who becomes aware that the Company proposes to enter into a related party transaction with a greater-than-5% stockholder who is not employed by the Company must provide this notification to the Chairman.

All related party transactions will be disclosed in our filings with the SEC to the extent required under SEC rules.

Certain Relationships and Related Party Transactions

Each of the following transactions and relationships was reviewed and approved by the Audit Committee pursuant to the Board’s related party transactions policy described above:

The Neilsen Foundation is a private charitable foundation established by Craig H. Neilsen, our former Chairman of the Board, Chief Executive Officer and majority stockholder, that is primarily dedicated to spinal cord injury research and treatment. Prior to February 2008, our former Director of Charitable Giving and Community Relations, whom we paid as a full-time employee, devoted approximately one-half of her time to the business of the Neilsen Foundation. In February 2008, she became a full-time employee of the Neilsen Foundation and continues to occupy Company office space without charge to the Neilsen Foundation and receive Company-provided administrative assistance under a revocable license from the Company. The Neilsen Foundation reimburses the Company at the rate of $30,000 per year for the Company’s estimated cost of providing administrative assistance. Messrs. Ray H. Neilsen and Kanofsky are the co-trustees and are members of the board of directors of the Neilsen Foundation and devote a portion of their time to its affairs, and certain other Company employees provide services to the Neilsen Foundation on an incidental basis. As part of its charitable giving program, the Company is supportive of the goals and objectives of the Neilsen Foundation and considers the expenditure of time by Company employees on behalf of the Neilsen Foundation without compensation to the Company (except as described above) to be consistent with those goals and objectives. Accordingly, the Audit Committee has waived the Company’s policy requiring the Neilsen Foundation to reimburse the Company for services provided by our employees to the Neilsen Foundation.

Messrs. Neilsen and Kanofsky are the co-executors of the Neilsen Estate. Since Craig Neilsen’s death in November 2006, Messrs. Neilsen and Kanofsky have provided, and they expect to continue to provide for an indefinite period, personal services in connection with the administration of the Neilsen Estate. The Audit Committee has reviewed the provision of these services to the Neilsen Estate as well as the time and effort devoted by Messrs. Neilsen and Kanofsky on behalf of the Company, and the Audit

Committee has determined that it has not detracted and will not detract in any significant manner from the performance of Messrs. Neilsen’s and Kanofsky’s respective duties to the Company, has not resulted and will not result in the Company incurring any incremental payroll or other costs and does not create a conflict of interest. Accordingly, the Audit Committee has waived the Company’s policy to the extent that it would otherwise require reimbursement to the Company with respect to services provided to the Neilsen Estate by Messrs. Neilsen and Kanofsky in their capacities as co-executors of the Neilsen Estate. The Audit Committee will review periodically, not less frequently than annually, the relevant facts and circumstances to determine whether it is appropriate and in the best interest of the Company to rescind this waiver or modify it in any respect. This waiver was reaffirmed by the Audit Committee at the time of the Company’s executive management reorganization in May 2008.

FORM 10-K

We will furnish without charge to each stockholder, upon oral or a written request addressed to Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169, Attention: Investor Relations Department, a copy of our 2008 Form 10-K (excluding the exhibits thereto), as filed with the SEC. We will provide a copy of the exhibits to our 2008 Form 10-K upon the written request of any beneficial owner of our securities as of the record date for the Annual Meeting and reimbursement of our reasonable expenses. The request should be addressed to us as specified above.

FUTURE STOCKHOLDER PROPOSALS

Any stockholder proposal intended to be presented at our 2010 Annual Meeting of Stockholders and included in our proxy statement and form of proxy for that meeting must be submitted sufficiently far in advance so that it is received by us not later than January 5, 2010. In the event that any stockholder proposal is presented at the 2010 Annual Meeting of Stockholders other than in accordance with the procedures set forth in Rule 14a-8 under the Exchange Act, proxies solicited by the Board of Directors for such meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which we do not have notice by March 22, 2010.

OTHER MATTERS

Neither our Board of Directors nor management knows of matters other than those stated above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons named as proxies are empowered to vote in accordance with their discretion on such matters.

Our 2008 Annual Report to stockholders is being mailed under the same cover as this proxy statement to each person who was a stockholder of record on May 1, 2009, but is not to be considered a part of the proxy soliciting material. The Company will deliver only one proxy statement and accompanying 2008 Annual Report to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will undertake to deliver promptly, upon written or oral request, a separate copy of the proxy statement and accompanying 2008 Annual Report to a stockholder at a shared address to which a single copy of such documents is delivered. A stockholder can notify the Company that the stockholder wishes to receive a separate copy of the proxy statement and/or 2008 Annual Report by contacting the Company at Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169, Attention: Investor Relations Department or at (702) 567-7000. Similarly, stockholders sharing an address who are receiving multiple copies of the proxy statement and accompanying 2008 Annual Report may request delivery of a single copy of the proxy statement and/or 2008 Annual Report by contacting the Company at the address or telephone number set forth above.

PLEASE COMPLETE, SIGN AND RETURN
THE ENCLOSED PROXY PROMPTLY

AMERISTAR CASINOS, INC.
By order of the Board of Directors

Ray H. Neilsen	Gordon R. Kanofsky
Chairman of the Board	Chief Executive Officer and Vice Chairman

Las Vegas, Nevada
April 29, 2009

Appendix A

AMERISTAR CASINOS, INC.
2009 STOCK INCENTIVE PLAN

(Effective as of June 3, 2009)

Section 1.  Purposes.

The purposes of the Ameristar Casinos, Inc. 2009 Stock Incentive Plan (the “Plan”) are to (i) enable Ameristar Casinos, Inc. (the “Company”) and Related Companies (as defined below) to attract, motivate and retain top-quality directors, officers, employees, consultants, advisers and independent contractors (including without limitation dealers, distributors and other business entities or persons providing services on behalf of the Company or a Related Company), (ii) provide substantial incentives for Participants (as defined in Section 5) to act in the best interests of the stockholders of the Company and (iii) reward extraordinary effort by Participants on behalf of the Company or a Related Company. For purposes of the Plan, a “Related Company” means any corporation, partnership, limited liability company, joint venture or other entity in which the Company owns, directly or indirectly, at least a fifty percent (50%) beneficial ownership interest.

Section 2.  Types of Awards.   Awards under the Plan may be in the form of (i) Stock Options, (ii) Restricted Stock, (iii) Restricted Stock Units, or (iv) Performance Share Units.

Section 3.  Administration.

3.1 Except as otherwise provided herein, the Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Board”) or such other committee of directors as the Board shall designate. If no such committee has been appointed by the Board, the Plan shall be administered by the Board, and the Plan shall be administered by the Board to the extent provided in the last sentence of this Section. Such committee as shall be designated to administer the Plan, if any, or the Board, as the case may be, is referred to herein as the “Committee.” Notwithstanding any other provision of the Plan to the contrary, all actions with respect to the administration of the Plan in respect of the non-employee directors shall be taken by the Board.

3.2 The Committee shall have the following authority with respect to awards under the Plan to Participants: to grant awards to eligible Participants under the Plan; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; to interpret the terms and provisions of the Plan and any award granted under the Plan; to make all factual and other determinations necessary or advisable for administration of the Plan; and to otherwise supervise the administration of the Plan. In particular, and without limiting its authority and powers, the Committee shall have the authority:

(a) to determine whether and to what extent any award or combination of awards will be granted hereunder;

(b) to select the Participants to whom awards will be granted;

(c) to determine the number of shares of the common stock of the Company, $0.01 par value (the “Stock”), to be covered by each award granted hereunder, provided that (i) no Participant will be granted Stock Options on or with respect to more than 2,000,000 shares of Stock in any calendar year and (ii) no Participant will be granted Performance Share Units, or any other award (other than Stock Options) intended to qualify as “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code and Treasury Regulations thereunder (“Section 162(m)”, on or with respect to more than 500,000 shares of Stock in any calendar year;

(d) to determine the terms and conditions of any award granted hereunder, including, but not limited to, any vesting or other restrictions based on completion of a specified period of service, attainment of specified performance goals or such other criteria as the Committee may determine, and to determine whether the terms and conditions of the award are satisfied;

(e) to determine the treatment of awards upon a Participant’s retirement, disability, death, termination for cause or other termination of employment or other qualifying relationship with the Company or a Related Company;

(f) to determine that amounts equal to the amount of any dividends declared with respect to the number of shares covered by an award (i) will be paid to the Participant currently or (ii) will be deferred and deemed to be reinvested or (iii) will otherwise be credited to the Participant, or that the Participant has no rights with respect to such dividends (in each case, subject to any restrictions imposed by Section 409A of the Internal Revenue Code and Treasury Regulations thereunder (“Section 409A”));

(g) to determine whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an award will be deferred either automatically or at the election of a Participant, including providing for and determining the amount (if any) of deemed earnings on any deferred amount during any deferral period (in each case, subject to any restrictions imposed by Section 409A);

(h) to provide that the shares of Stock received as a result of an award shall be subject to a right of first refusal, pursuant to which the Participant shall be required to offer to the Company any shares that the Participant wishes to sell, subject to such terms and conditions as the Committee may specify;

(i) subject to any restrictions imposed by Section 409A, to amend the terms of any award, prospectively or retroactively; provided, however, that no amendment shall impair the rights of the award holder without his or her consent;

(j) subject to any restrictions imposed by Section 409A, to substitute new Stock Options for previously granted Stock Options, or for options granted under other plans, in each case including previously granted options having higher option prices; and

(k) to correct defects, supply omissions and reconcile inconsistencies with respect to any awards made under the Plan in the manner and to the extent it shall deem desirable to carry out the purpose of the Plan.

3.3 All determinations made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and all Participants.

3.4 The Committee may from time to time delegate to one or more officers of the Company any or all of its authority granted hereunder except with respect to awards granted to persons subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). The Committee shall specify the maximum number of shares that the officer or officers to whom such authority is delegated may award, and the Committee may in its discretion specify any other limitations or restrictions on the authority delegated to such officer or officers.

Section 4.  Stock Subject to Plan.

4.1 The total number of shares of Stock reserved and available for distribution under the Plan shall be 6,000,000 (subject to adjustment as provided in Section 4.3), any or all of which may be issued with respect to Incentive Stock Options under the Plan. Shares of Stock issued in connection with any award under the Plan may consist of authorized but unissued shares or treasury shares.

4.2 To the extent a Stock Option terminates without having been exercised, or shares awarded are forfeited or a Restricted Stock Unit award or Performance Share Unit award terminates without shares having been delivered to the Participant, the shares subject to such award shall again be available for distribution in connection with future awards under the Plan, subject to the limitations set forth in Section 4.1.

4.3 In the event of any merger, reorganization, consolidation, sale of all or substantially all assets, recapitalization, Stock dividend, Stock split, reverse Stock split, spin-off, split-up, split-off, extraordinary cash dividend, distribution of assets or other change in corporate structure affecting the Stock, a substitution or adjustment, as may be determined to be appropriate by the Committee in its sole discretion, shall be made in the aggregate number and kind of shares reserved for issuance under the Plan, the number and kind of shares or other property subject to outstanding awards and the amounts to be paid by award holders or the Company, as the case may be, with respect to outstanding awards; provided, however, that no such adjustment shall increase the aggregate value of any outstanding award. In the event any change described in this Section 4.3 occurs and an adjustment is made in the outstanding awards, a similar adjustment shall be made in the maximum number and kind of shares covered by Stock Options and other awards that may be granted to any Participant pursuant to Section 3.2(c).

4.4 No fractional shares shall be issued or delivered under the Plan. The Committee shall determine whether the value of fractional shares shall be paid in cash or other property, or whether such fractional shares and any rights thereto shall be cancelled without payment.

Section 5.  Eligibility.

Persons who are or who agree to become directors, officers, employees, consultants, advisers or independent contractors of the Company or a Related Company (including without limitation dealers, distributors and other business entities or persons providing services on behalf of the Company or a Related Company) are eligible to participate in the Plan. All employees of the Company or a Related Company are eligible to be granted Incentive Stock Options. Persons who are granted awards under the Plan (“Participants”) shall be selected from time to time by the Committee, in its sole discretion, from among those eligible.

Section 6.  Stock Options.

6.1 The Stock Options awarded to officers and employees under the Plan may be of two types: (i) Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code or any successor provision thereto (“Section 422”); and (ii) Non-Qualified Stock Options. If any Stock Option does not qualify as an Incentive Stock Option, or the Committee at the time of grant determines that any Stock Option shall be a Non-Qualified Stock Option, it shall constitute a Non-Qualified Stock Option. Stock Options awarded to any Participant who is not an officer or employee of the Company or a Related Company shall be Non-Qualified Stock Options.

6.2 Subject to the following provisions, Stock Options awarded to Participants under the Plan shall be in such form and shall have such terms and conditions as the Committee may determine:

(a) Option Price.  The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee, but shall not be less than the Fair Market Value of the Stock on the date of award of the Stock Option. For purposes of the Plan, Fair Market Value in relation to a share of the Stock means (i) if the Stock is publicly traded, the mean between the highest and lowest quoted selling prices of the Stock on the date in question or, if not available, on the trading date immediately following such date or (ii) if the Stock is not publicly traded, the fair market value as determined by the Committee in accordance with Section 409A.

(b) Option Term.   The term of each Stock Option shall be fixed by the Committee, but shall in no event be longer than one hundred twenty (120) months after the date of grant of such Stock Option.

(c) Exercisability.   Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. The Committee may waive any exercise or vesting provisions contained in an award or accelerate the exercisability or vesting of outstanding Stock Options at any time in whole or in part.

(d) Method of Exercise.   Stock Options may be exercised in whole or in part at any time during the option period by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment of the purchase price. Payment of the purchase price shall be made in such manner as the Committee may provide in the award, which may include cash (including cash equivalents), delivery of shares of Stock acceptable to the Committee already owned by the optionee or subject to awards hereunder, any other manner permitted by law as determined by the Committee, or any combination of the foregoing. The Committee may provide that all or part of the shares received upon the exercise of a Stock Option which are paid for using Restricted Stock shall be restricted in accordance with the original terms of the award in question.

(e) No Stockholder Rights.   An optionee shall have no rights to dividends or other rights of a stockholder with respect to shares subject to a Stock Option until the optionee has given written notice of exercise and has paid for such shares, and the optionee has been duly recorded as the owner of the shares on the books of the Company.

(f) Surrender Rights.   The Committee may provide that Stock Options may be surrendered for cash upon any terms and conditions set by the Committee.

(g) Non-Transferability; Limited Transferability.   A Stock Option agreement may permit an optionee to transfer the Stock Option to his or her children, grandchildren or spouse (“Immediate Family”), to one or more trusts for the benefit of such Immediate Family members, or to one or more partnerships or limited liability companies in which such Immediate Family members are the only partners or members if (i) the agreement setting forth such Stock Option expressly provides that such Stock Option may be transferred only with the express written consent of the Committee and (ii) the optionee does not receive any consideration in any form whatsoever for such transfer other than the receipt of an interest in the trust, partnership or limited liability company to which the Stock Option is transferred. Any Stock Option so transferred shall continue to be subject to the same terms and conditions as were applicable to such Stock Option immediately prior to the transfer thereof. Any Stock Option not (x) granted pursuant to any agreement expressly allowing the transfer of such Stock Option or (y) amended expressly to permit its transfer shall not be transferable by the optionee otherwise than by will or by the laws of descent and distribution, and such Stock Option shall be exercisable during the optionee’s lifetime only by the optionee.

(h) Termination of Relationship.   If an optionee’s employment or other qualifying relationship with the Company or a Related Company terminates by reason of death, disability, retirement, voluntary or involuntary termination or otherwise, the Stock Option shall be exercisable to the extent determined by the Committee; provided, however, that unless employment or such other qualifying relationship is terminated for cause (as may be defined by the Committee in connection with the grant of any Stock Option), the Stock Option shall remain exercisable (to the extent that it was otherwise exercisable on the date of termination) for (A) at least six (6) months from the date of termination if termination was caused by death or disability or (B) at least ninety (90) days from the date of termination if termination was caused by other than death or disability, but in no event beyond the option term fixed pursuant to Section 6.2(b). To the extent permitted under Section 409A, the Committee may provide that, notwithstanding the option term fixed pursuant to Section 6.2(b), a Stock Option which is outstanding on the date of an optionee’s death shall remain outstanding for an additional period after the date of such death.

(i) Option Grants to Participants Subject to Section 16.   If for any reason any Stock Option granted to a Participant subject to Section 16 of the Exchange Act is not approved in the manner provided for in clause (d)(1) or (d)(2) of Rule 16b-3 under the Exchange Act or any successor rule (“Rule 16b-3”), neither the Stock Option (except upon its exercise) nor the Stock underlying the Stock Option may be disposed of by the Participant until six months have elapsed following the date of grant of the Stock Option, unless the Committee otherwise specifically permits such disposition.

6.3 Notwithstanding the provisions of Section 6.2, no Incentive Stock Option shall (i) have an option price which is less than one hundred percent (100%) of the Fair Market Value of the Stock on the date of the award of the Stock Option (or less than one hundred ten percent (110%) of the Fair Market Value of the Stock on the date of award of the Stock Option if the Participant owns, or would be considered to own by reason of Section 424(d) of the Internal Revenue Code or any successor provision thereto, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company at the time of the grant of the Stock Option), (ii) be exercisable more than ten (10) years after the date such Incentive Stock Option is awarded (five (5) years after the date of award if the Participant owns, or would be considered to own by reason of Section 424(d) of the Internal Revenue Code or any successor provision thereto, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company at the time of the grant of the Stock Option), (iii) be awarded more than ten (10) years after the effective date of the Plan or (iv) be transferable other than by will or by the laws of descent and distribution. In addition, the aggregate Fair Market Value (determined as of the time a Stock Option is granted) of Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant in any calendar year (under the Plan and any other plans of the Company or any subsidiary or parent corporation) shall not exceed $100,000.

Section 7.  Restricted Stock.

Subject to the following provisions, all awards of Restricted Stock to Participants shall be in such form and shall have such terms and conditions as the Committee may determine:

(a) The Restricted Stock award shall specify the number of shares of Restricted Stock to be awarded, the price, if any, to be paid by the recipient of the Restricted Stock and the date or dates on which, or the conditions upon the satisfaction of which, the Restricted Stock will vest. The vesting of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company or a Related Company, upon the attainment of specified performance goals or upon such other criteria as the Committee may determine.

(b) Stock certificates representing the Restricted Stock awarded to an employee shall be registered in the Participant’s name, but the Committee may direct that such certificates be held by the Company on behalf of the Participant. Except as may be permitted by the Committee, no share of Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered by the Participant until such share has vested in accordance with the terms of the Restricted Stock award. At the time Restricted Stock vests, a certificate for such vested shares shall be delivered to the Participant (or his or her designated beneficiary in the event of death), free of all restrictions.

(c) The Committee may provide that the Participant shall have the right to vote or receive dividends, or both, on Restricted Stock. Unless the Committee provides otherwise, Stock received as a dividend on, or in connection with a stock split of, Restricted Stock shall be subject to the same restrictions as the Restricted Stock.

(d) Except as may be provided by the Committee, in the event of a Participant’s termination of employment or other qualifying relationship with the Company or a Related Company before all of his or her Restricted Stock has vested, or in the event any conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the award, the shares of Restricted Stock which have not vested shall be forfeited, and the Committee may provide that the lower of (i) any purchase price paid by the Participant and (ii) the Restricted Stock’s aggregate Fair Market Value on the date of forfeiture shall be paid in cash to the Participant.

(e) The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, any or all of the Participant’s Restricted Stock.

(f) If for any reason any Restricted Stock awarded to a Participant subject to Section 16 of the Exchange Act is not approved in the manner provided for in clause (d)(1) or (d)(2) of Rule 16b-3, the Restricted Stock may not be disposed of by the Participant until six months have elapsed following the date of award of the Restricted Stock, unless the Committee otherwise specifically permits such disposition.

Section 8.  Restricted Stock Units and Performance Share Units.

Subject to the following provisions, all awards of Restricted Stock Units (sometimes referred to herein as “RSUs”) and Performance Share Units (sometimes referred to herein as “PSUs”) shall be in such form and shall have such terms and conditions as the Committee may determine:

(a) The Restricted Stock Unit or Performance Share Unit award shall specify the number of RSUs or PSUs to be awarded and the duration of the period (the “Deferral Period”) during which, and the conditions under which, receipt of the Stock will be deferred. The Committee may condition the grant or vesting of Restricted Stock Units, or receipt of Stock or cash at the end of the Deferral Period, upon the completion of a specified period of service with the Company or a Related Company, upon the attainment of specified performance goals or upon such other criteria as the Committee may determine. RSUs whose grant or vesting is in whole or in part conditioned on the attainment of specified performance goals may be referred to as PSUs.

(b) Except as may be provided by the Committee, RSU and PSU awards may not be sold, transferred, assigned, pledged or otherwise encumbered by the Participant during the Deferral Period.

(c) At the expiration of the Deferral Period, the Participant (or his or her designated beneficiary in the event of death) shall receive (i) certificates for the number of shares of Stock equal to the number of shares covered by the RSU or PSU award, (ii) cash equal to the Fair Market Value of such Stock or (iii) a combination of shares and cash, as the Committee may determine.

(d) Except as may be provided by the Committee, in the event of a Participant’s termination of employment or other qualifying relationship with the Company or a Related Company before the RSU or PSU has vested, his or her RSU or PSU award shall be forfeited.

(e) The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, Stock or cash under a Restricted Stock Unit award or Performance Share Unit award. However, the Committee shall not accelerate the payment of an RSU or PSU if such acceleration would violate Section 409A.

(f) If for any reason any RSU or PSU awarded to a Participant subject to Section 16 of the Exchange Act is not approved in the manner provided for in clause (d)(1) or (d)(2) of Rule 16b-3, the shares issuable with respect to such RSU or PSU may not be disposed of by the Participant until six months have elapsed following the date of award of the RSU or PSU, unless the Committee otherwise specifically permits such disposition.

Section 9.  Performance Goals and Section 162(m) Requirements.

9.1 The grant or vesting of any awards (other than Stock Options) intended to qualify as “performance-based” within the meaning of Section 162(m) shall be subject to the achievement of performance goals established by the Committee based on one or more of the following criteria:

(1) sales or other sales or revenue measures;

(2) operating income, earnings from operations, earnings before or after taxes, or earnings before or after interest, depreciation, amortization, or extraordinary or designated items;

(3) net income or net income per common share (basic or diluted);

(4) operating efficiency ratio;

(5) return on average assets, return on investment, return on capital, or return on average equity;

(6) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

(7) economic profit or value created;

(8) gross margin, operating margin or EBITDA margin;

(9) stock price or total stockholder return; and

(10) strategic business criteria, consisting of one or more objectives based on meeting specified business goals, such as market share or geographic business expansion goals, cost targets, customer satisfaction and goals relating to acquisitions, divestitures or joint ventures.

The targeted level or levels of performance with respect to such business criteria may be established for the Company on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company, or for an individual, and may be established at such levels and on such terms as the Committee may determine, in its discretion, including in absolute terms, in relation to one another, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

The Committee may provide in any award granted under the Plan that any evaluation of performance may include or exclude any of the following events that occurs during the performance period for such award: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the impact of adjustments to the Company’s deferred tax asset valuation allowance, (vii) acquisitions or divestitures and (viii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect awards intended to be performance-based within the meaning of Section 162(m), they shall be prescribed in a form that meets the requirements of Section 162(m).

9.2 The following additional requirements shall apply to awards (other than Stock Options) that are intended to qualify as performance-based under Section 162(m):

(a) the performance goals shall be established by the Committee not later than the earlier of (i) 90 days after the beginning of the applicable performance period or (ii) the time 25% of such performance period has elapsed;

(b) the performance goals shall be objective and the achievement of such performance goals shall be substantially uncertain (within the meaning of Section 162(m)) at the time the performance goals are established;

(c) the amount of the award payable upon each level of achievement of the performance goals must be objectively determinable, except that the Committee shall have the right to reduce (but not increase) the amount payable, in its sole discretion; and

(d) prior to payment of any award, the Committee shall certify in writing, in a manner which satisfies the requirements of Section 162(m), that the performance goals have been satisfied.

Section 10.  Election to Defer Awards.

Subject to any restrictions imposed by Section 409A, the Committee may permit a Participant to elect to defer receipt of an award for a specified period or until a specified event, upon such terms as are determined by the Committee.

Section 11.  Tax Withholding.

11.1 Each Participant shall, no later than the date as of which the value of an award first becomes includible in such person’s gross income for applicable tax purposes, pay to the Company, or make arrangements satisfactory to the Committee (which may include delivery of shares of Stock already owned by the optionee or subject to awards hereunder) regarding payment of, any federal, state, local or other taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company (and, where applicable, any Related Company) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

11.2 To the extent permitted by the Committee, and subject to such terms and conditions as the Committee may provide, a Participant may elect to have the minimum withholding tax obligation with respect to any awards hereunder satisfied by (i) having the Company withhold shares of Stock otherwise deliverable to such person with respect to the award or (ii) delivering to the Company unrestricted shares of Stock.

Section 12.  Amendments and Termination.

No awards may be granted under the Plan more than ten (10) years after the date of approval of the Plan by the stockholders of the Company, which was June 3, 2009. No award intended to qualify as “performance-based compensation” within the meaning of Section 162(m) (other than Stock Options) shall be granted after the first stockholder meeting that occurs in the fifth year after the most recent stockholder approval of the material terms of the performance goals under the Plan.

The Board may terminate the Plan at any earlier time and may amend it from time to time, in each case after consideration of the consequences under Section 409A. No amendment or termination of the Plan shall adversely affect any award previously granted without the award holder’s written consent. Amendments may be made without stockholder approval except (i) if and to the extent necessary to satisfy any applicable mandatory legal or regulatory requirements (including the requirements of any stock exchange or over-the-counter market on which the Stock is listed or qualified for trading and any requirements imposed under any state securities laws or regulations as a condition to the registration of securities distributable under the Plan or otherwise) or (ii) as required for the Plan to satisfy the requirements of Section 162(m), Section 422 or any other non-mandatory legal or regulatory requirements if the Board deems it desirable for the Plan to satisfy any such requirements.

Section 13.  Acceleration of Vesting in Certain Circumstances.

13.1 Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee and expressly set forth in the agreement evidencing an award, in the event of a Change in Control, (i) each Stock Option outstanding under the Plan which is not otherwise fully vested or exercisable with respect to all of the shares of Stock at that time subject to such Stock Option shall automatically accelerate so that each such Stock Option shall, immediately upon the effective time of the Change in Control, become exercisable for all the shares of Stock at the time subject to such Stock Option and may be exercised for any or all of those shares as fully vested shares of Stock and (ii) all shares of Restricted Stock and all RSU and PSU awards outstanding under the Plan which are not otherwise fully vested shall automatically accelerate so that all such shares of Restricted Stock and RSU and PSU awards shall, immediately upon the effective time of the Change in Control, become fully vested, free of all restrictions. In addition, to the extent permitted under Section 409A, the Committee may, in the award agreement or otherwise, accelerate the payment date of all or any portion of a Participant’s RSU and PSU awards upon or after a Change in Control.

13.2 Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee and expressly set forth in the agreement evidencing an award, in the event of a Corporate Transaction, (i) each Stock Option outstanding under the Plan which is not otherwise fully vested or exercisable with respect to all of the shares of Stock at that time subject to such Stock Option shall automatically accelerate so that each such Stock Option shall, immediately prior to the effective time of the Corporate Transaction, become exercisable for all the shares of Stock at the time subject to such Stock Option and may be exercised for any or all of those shares as fully vested shares of Stock, and (ii) all shares of Restricted Stock and all RSU and PSU awards outstanding under the Plan which are not otherwise fully vested shall automatically accelerate so that all such shares of Restricted Stock and RSU and PSU awards shall, immediately prior to the effective time of the Corporate Transaction, become fully vested, free of all restrictions. In addition, to the extent permitted under Section 409A, the Committee may, in the award agreement or otherwise, accelerate the payment date of all or any portion of a Participant’s RSU and PSU awards immediately prior to or upon or after a Corporate Transaction.

13.3 In addition, upon the dissolution or liquidation of the Company or upon any reorganization, merger or consolidation as a result of which the Company is not the surviving corporation (or survives as a wholly owned subsidiary of another corporation), or upon a sale of substantially all the assets of the Company, the Committee may take such action as it in its discretion deems appropriate to (i) cash out outstanding awards at or immediately prior to the date of such event (based on the fair market value of the Stock at the time) and/or (ii) provide that Stock Options shall be exercisable for a period of at least 10 business days from the date of receipt of a notice from the Company of such proposed event, following the expiration of which period any unexercised Stock Options shall terminate.

13.4 As used in the Plan, a “Change in Control” shall be deemed to have occurred if:

(a) Individuals who, as of January 30, 2009, constitute the entire Board (“Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by the vote of a majority of the then Incumbent Directors (other than an election or nomination of an individual whose assumption of office is the result of an actual or threatened election contest relating to the election of directors of the Company), also shall be an Incumbent Director; or

(b) Any Person (as defined below) other than a Permitted Holder (as defined below) shall become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate fifty percent (50%) or more of either (i) the then outstanding shares of Stock or (ii) the Combined Voting Power (as defined below) of all then outstanding Voting Securities (as defined below) of the Company; provided, however, that notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this clause (b) solely as the result of:

(A) An acquisition of securities by the Company which, by reducing the number of shares of Stock or other Voting Securities outstanding, increases (i) the proportionate number of shares of Stock beneficially owned by any Person to fifty percent (50%) or more of the shares of Stock then outstanding or (ii) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to fifty percent (50%) or more of the Combined Voting Power of all then outstanding Voting Securities; or

(B) An acquisition of securities directly from the Company, except that this Paragraph (B) shall not apply to:

(1) any conversion of a security that was not acquired directly from the Company; or

(2) any acquisition of securities if the Incumbent Directors at the time of the initial approval of such acquisition would not immediately after (or otherwise as a result of) such acquisition constitute a majority of the Board.

13.5 As used in the Plan, “Corporate Transaction” means (a) any merger, consolidation or recapitalization of the Company (or, if the capital stock of the Company is affected, any subsidiary of the Company), or any sale, lease or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (each of the foregoing being an “Acquisition Transaction”) where (i) the stockholders of the Company immediately prior to such Acquisition Transaction would not immediately after such Acquisition Transaction beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of (A) the then outstanding common stock of the corporation surviving or resulting from such merger, consolidation or recapitalization or acquiring such assets of the Company, as the case may be (the “Surviving Corporation”) (or of its ultimate parent corporation, if any) and (B) the Combined Voting Power of the then outstanding Voting Securities of the Surviving Corporation (or of its ultimate parent corporation, if any) or (ii) the Incumbent Directors at the time of the initial approval of such Acquisition Transaction would not immediately after such Acquisition Transaction constitute a majority of the board of directors of the Surviving Corporation (or of its ultimate parent corporation, if any) or (b) the liquidation or dissolution of the Company.

13.6 For purposes of this Section 13:

(a) “Combined Voting Power” shall mean the aggregate votes entitled to be cast generally in the election of directors of a corporation by holders of the then outstanding Voting Securities of such corporation;

(b) “Permitted Holder” shall mean (i) the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (ii) to the extent they hold securities in any capacity whatsoever, the Estate of Craig H. Neilsen, deceased, and the heirs, ancestors, lineal descendants, stepchildren, legatees and legal representatives of Craig H. Neilsen or his Estate, and the trustees from time to time of any bona fide trusts of which Craig H. Neilsen or one or more of the foregoing are the sole beneficiaries or grantors, including but not limited to The Craig H. Neilsen Foundation, Ray H. Neilsen and his estate, spouse, heirs, ancestors, lineal descendants, stepchildren, legatees and legal representatives, and the trustees from time to time of any bona fide trusts of which one or more of the foregoing are the sole beneficiaries or grantors and (iii) any Person controlled, directly or indirectly, by one or more of the foregoing Persons referred to in the immediately preceding clause (ii), whether through the ownership of voting securities, by contract, in a fiduciary capacity, through possession of a majority of the voting rights (as directors and/or members) of a not-for-profit entity, or otherwise;

(c) “Person” shall mean any individual, entity (including, without limitation, any corporation (including, without limitation, any charitable corporation or private foundation), partnership, limited liability company, trust (including, without limitation, any private, charitable or split-interest trust), joint venture, association or governmental body) or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act and the rules and regulations thereunder); provided, however, that “Person” shall not include the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its majority-owned subsidiaries or any entity organized, appointed or established by the Company or such subsidiary for or pursuant to the terms of any such plan; and

(d) “Voting Securities” shall mean all securities of a corporation having the right under ordinary circumstances to vote in an election of the board of directors of such corporation.

Section 14.  General Provisions.

14.1 If the granting of any award under the Plan or the issuance, purchase or delivery of Stock thereunder shall require, in the determination of the Committee from time to time and at any time, (i) the listing, registration or qualification of the Stock subject or related thereto upon any securities exchange or over-the-counter market or under any federal or state law or (ii) the consent or approval of any government regulatory body, then any such award shall not be granted or exercised, and shares of Stock shall not be delivered thereunder, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions, if any, as shall be acceptable to the Committee. In addition, in connection with the granting or exercising of, or delivery of shares of Stock under, any award under the Plan, the Committee may require the recipient to agree not to dispose of any Stock issuable in connection with such award, except upon the satisfaction of specified conditions, if the Committee determines such agreement is necessary or desirable in connection with any requirement or interpretation of any federal or state securities law, rule or regulation.

14.2 Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements. Neither the adoption of the Plan nor any award hereunder shall confer upon any employee of the Company, or of a Related Company, any right to continued employment, and no award under the Plan shall confer upon any director, consultant, adviser or independent contractor any right to continued service as such.

14.3 Determinations by the Committee under the Plan relating to the form, amount and terms and conditions of awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive awards under the Plan, whether or not such persons are similarly situated.

14.4 No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board or the Committee and all officers or employees of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

14.5 All awards granted under the Plan are intended to be exempt from the requirements of Section 409A or, if not exempt, to satisfy the requirements of Section 409A, and the provisions of the Plan and any award granted under the Plan shall be construed in a manner consistent therewith. Notwithstanding any provision of the Plan or an award to the contrary, any amounts payable under the Plan on account of termination of employment to a Participant who is a “specified employee” within the meaning of Section 409A, as determined by the Committee in accordance with Section 409A, which constitute “deferred compensation” within the meaning of Section 409A and which are otherwise scheduled to be paid during the first six months following the Participant’s termination of employment (other than any payments that are permitted under Section 409A to be paid within six months following termination of employment of a specified employee) shall be suspended until the six-month anniversary of the Participant’s termination of employment, at which time all payments that were suspended shall be paid to the Participant in a lump sum.

Section 15.  Effective Date of Plan.

The Plan was adopted by the Board on January 30, 2009 subject to stockholder approval and became effective upon approval by the stockholders of the Company on June 3, 2009.

AMERISTAR CASINOS, INC.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Class B Directors:	01 - Leslie Nathanson Juris	02 - Thomas M. Steinbauer	+

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

☐	For all EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	01 ☐	02 ☐

		For	Against	Abstain
2.	Proposal to approve the Company’s 2009 Stock Incentive Plan.	☐	☐	☐

3.	To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof. Neither the Board of Directors nor management currently knows of any other business to be presented by or on behalf of the Company or the Board of Directors at the Meeting.

B	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance

		Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please date this Proxy and sign your name as it appears on your stock certificates. (Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

■	1 U P X 0 2 1 9 1 5 1	+

<STOCK #>       0123AB

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — AMERISTAR CASINOS, INC.

ANNUAL MEETING OF STOCKHOLDERS —JUNE 3, 2009
The undersigned stockholder(s) of Ameristar Casinos, Inc. (the “Company”) hereby nominates, constitutes and appoints Ray H. Neilsen, Gordon R. Kanofsky and Larry A. Hodges, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at Ameristar Casino Hotel East Chicago, 777 Ameristar Boulevard, East Chicago, Indiana 46312, at 8:00 a.m. (local time) on Wednesday, June 3, 2009, and any and all adjournments or postponements thereof, with respect to the matters described in the accompanying Proxy Statement, and in their discretion, on such other matters that properly come before the Meeting, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as specified on the reverse.
THE BOARD OF DIRECTORS RECOMMENDS: (1) A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS; AND (2) A VOTE “FOR” APPROVAL OF THE COMPANY’S 2009 STOCK INCENTIVE PLAN. THIS PROXY CONFERS AUTHORITY TO VOTE AND SHALL BE VOTED IN SUCH MANNER UNLESS OTHER INSTRUCTIONS ARE INDICATED, IN WHICH CASE THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.
IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS PROXY.